As filed with the Securities and Exchange Commission on February 12, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Fight League, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7900	04-2893483
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

424 West 33rd Street, Suite 650
New York, New York 10001
212.356.4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gareb Shamus
International Fight League, Inc.
424 West 33rd Street, Suite 650
New York, New York 10001
212.356.4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Siesser
Paul W. Hartzel
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
973.262.6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.01 par value)	19,376,000 shares(1)	$14.30	(2)	$277,076,800	$29,647.22

(1)             Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of International Fight League, Inc.

(2)             Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices on February 9, 2007, as reported by the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued February 12, 2007

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

19,376,000 Shares

[IFL LOGO]

COMMON STOCK

This  prospectus  covers 19,376,000 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “IFLI.”  On February 9, 2007, the closing sales price for our common stock was $14.50 per share.

The selling stockholders may sell their shares from time to time in the over-the-counter market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling  stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all of the expenses of registration of the shares covered by this prospectus.

Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Our Company

We are world’s first professional mixed martial arts sports league. Our business was founded in 2005 to organize, host and promote live and televised mixed martial arts, or MMA, sporting events and to capitalize on the growing popularity of mixed martial arts in the United States and around the world. At the core of our business are our twelve mixed martial arts teams, which comprise some of the world’s most highly regarded mixed martial arts athletes and coaches. Our mixed martial arts sporting events typically showcase four teams, in two-team match-ups, with athletes competing in one-on-one matches across five weight divisions. These events create a body of television programming content that we currently distribute in the United States through an arrangement with Fox Sports Net (“FSN”), a national sports cable network available to over 80 million households across the United States. We earn revenue from live event ticket sales, sponsorships and promotions and licensing of our intellectual property. We have held eight live events, the first of which took place during the second quarter of 2006, the first period in which we recognized revenues. During the first nine months of 2006, we recognized a net loss of approximately $5.5 million.

Mixed martial arts is a sport that is growing in popularity around the world. In MMA matches, athletes combine a variety of fighting styles, such as boxing, judo, jiu jitsu, karate, kickboxing, muy thai, tae kwon do and/or wrestling, in each fight. Typically, MMA sporting events are promoted either as championship matches or as vehicles for well-known individual athletes. Professional MMA competition conduct is regulated primarily by rules implemented by state athletic commissions and is currently permitted in 33 states. To foster athlete safety and a broader acceptance of the sport, we have established our own rules of conduct, including bans on certain dangerous moves, such as elbow strikes to an opponent’s head, placing more emphasis on the sport and competition.

Our mission is to popularize our league based on the success of our teams while developing household “stars” similar to other professional sports leagues. Our uniqueness is derived from our team-based league structure, where individual exclusive athletes are members of teams that are regionally situated throughout the world. The league format enables the announcement of a full calendar of events in advance of the season, enabling fans, sponsors, and athletes to plan for a full year of events, which is a new concept for MMA. Each of our teams consists of a world champion coach and eight athletes. During each team match, there are five one-on-one matches, one in each weight class (lightweight, welterweight, middleweight, light heavyweight, and heavyweight). The team winning the most one-on-one matches wins the competition. The regular season will be followed by post-season playoffs culminating in two teams competing for the annual IFL championship. We launched our first full season in 2007, which will consist of a six-month regular season and a two-month post-season. We held the first 2007 regular season matches on January 19 and February 2, 2007 in Oakland, California, and Houston, Texas, respectively. In addition to the anticipated 2007 regular season, we expect to host an “All-Star” tournament with the top four athletes from each weight class competing. Generally, athletes will be signed to exclusive contracts for the entire season. These contracts typically will provide a base compensation, as well as team and individual performance incentives. We intend to retain exclusive rights to extend the 2007 regular season contract for an additional year and an exclusive first negotiation right to enter into a contract with each athlete for the next season upon completion of the term of the contract, or option term, as the case may be. This approach will allow athletes to train on a full-time basis, which differs markedly from the event-by-event contracts that historically provided the only form of compensation for MMA athletes. Each athlete and team coach is and will be an independent contractor.

Our management believes that the league and team approach to mixed martial arts gives us a substantial competitive advantage in that our organization is not dependent on a single athlete’s success and has the ability to build the popularity of individual athletes as well as its teams and the league in general.

Our operations are centered on the following three business segments:

•       Live and Televised Entertainment, which consists of live events in arenas and free distribution of IFL content on basic cable television.

•       Sponsorships and Promotions, which consists of sponsorships for live events and televised productions and related promotion opportunities.

•       Branded Merchandise, which consists of licensing and marketing of our intellectual property.

Risks Affecting Us

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and the growth of our business. Some of these risks are:

•       our business represents a  new business model for the MMA market and our MMA business has been operating for only a year;

•       a future decline in the popularity of mixed martial arts;

•       we have experienced financial losses and expect to incur substantial net losses in the future;

•       our limited operating history makes forecasting our revenues and expenses difficult;

•       if our revenues from operations turn out to be insufficient to meet our projected capital needs in the short term, we will likely need to raise additional capital;

•       our failure to obtain and maintain key agreements could adversely affect our ability to distribute our television programming;

•       we may not be able to attract and retain key athletes and coaches;

•       the markets in which we operate are highly competitive; and

•       insiders may exercise substantial control over us.

For further discussion of these and other risks you should consider before making an investment in our common stock, see “Risk Factors” beginning on page 7.

Corporate History

Prior to November 29, 2006, we were known as Paligent Inc., a Delaware corporation (“Paligent”). On November 29, 2006, we acquired International Fight League, Inc., a privately held Delaware corporation (“Old IFL”), pursuant to an agreement and plan of merger, dated as of August 25, 2006, as amended (the “Merger Agreement”), by and among us, IFL Corp., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Old IFL, providing for the merger of Merger Sub and Old IFL, with Old IFL being the surviving corporation and becoming our wholly-owned subsidiary (the “Merger”). Immediately following the Merger, we changed our name to International Fight League, Inc., and Old IFL changed its name to IFL Corp. and continued to operate Old IFL’s business of organizing and promoting a mixed martial arts sports league.

Immediately prior to the Merger, we completed a 1-for-20 reverse stock split of our common stock. Except as otherwise specified herein, all references herein to share amounts of our common stock reflect the reverse stock split. In addition, effective upon the closing of the Merger, all of the pre-Merger Paligent and Old IFL directors, became our directors. As part of the Merger, we also adopted the International Fight League, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) under which all of the options to purchase shares of common stock of Old IFL outstanding prior to the Merger were converted into options to purchase shares of common stock of IFL.

As part of the Merger, we issued 30,872,101 shares of our common stock to the former stockholders of Old IFL in exchange for all of the issued and outstanding shares of common stock of Old IFL (including shares of Old IFL preferred stock which were converted to Old IFL common stock immediately prior to the Merger). As part of the Merger, in exchange for options to purchase 2,195,000 shares of Old IFL common stock, we issued to the holders thereof options to purchase an aggregate of 2,266,057 shares of our common stock under our 2006 Equity Incentive Plan having substantially the same terms and conditions as the Old IFL options. As a result of the Merger, the former stockholders of Old IFL became holders of IFL common stock, and holders of Old IFL options became holders of options to acquire shares of IFL common stock.

Following the reverse stock split and the Merger, there were 32,496,948 shares of IFL common stock outstanding, of which the pre-Merger stockholders of Paligent owned approximately 5% and the pre-Merger stockholders of Old IFL owned approximately 95%. As a result, Old IFL has been treated as the acquiring company for accounting purposes. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States of America. Reported results of operations of the combined group issued after completion of the transaction will reflect Old IFL’s operations.

Immediately after the Merger, we issued an additional 1,627,500 shares of IFL common stock to Richard J. Kurtz, Paligent’s principal stockholder before the Merger, in exchange for his contribution of $651,000 of indebtedness owing to him under a promissory note issued to him by Paligent.

Unless otherwise indicated or the context otherwise requires, the terms “Company,” “IFL,” “we,” “us,” and “our” refer to International Fight League, Inc. (formerly known as Paligent Inc.) and its subsidiaries, including IFL Corp., after giving effect to the Merger. Unless otherwise indicated or the context otherwise requires, the term “our business” refers to the mixed martial arts business of Old IFL as continued by IFL Corp. after the Merger.

Corporate Information

Our principal executive offices are located at 424 West 33rd Street, Suite 650, New York, New York  10001, and our telephone number is (212) 356-4000. Our website address is www.ifl.tv. The information on, or that can be accessed through, our website is not part of this prospectus.

“International Fight League,” “IFL,” “Bulldogs,” “Condors,” “Red Bears,” “The Scorpions,” “The Razorclaws,” “Toronto Dragons,” “The Tigersharks,” “The Pitbulls,” “The Silverbacks,” “The Wolfpack,” “The Sabres” and “The Anacondas” are trademarks of IFL. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

THE OFFERING

Common stock offered by the selling stockholders	19,376,000 shares.
Use of proceeds

All net proceeds from the sale of the shares of common stock offered under this prospectus by the selling stockholders will go to the stockholder who offers and sells them. We will not receive any of the proceeds from the offering of the shares by the selling stockholders. See “Use of Proceeds.”

OTC Bulletin Board symbol	“IFLI”
Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to purchase any shares of our common stock.

SUMMARY FINANCIAL DATA

You should read the data set forth below in conjunction with our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information appearing elsewhere in this prospectus.

We derived the statement of operations data for the period from March 29, 2005 (date of inception) to December 31, 2005 and the balance sheet data as of December 31, 2005 from the audited financial statements of International Fight League, LLC, the predecessor to Old IFL, which were prepared in accordance with generally accepted accounting principles, included elsewhere in this prospectus.

We derived the unaudited statement of operations data for the nine months ended September 30, 2006 and the unaudited balance sheet data as of September 30, 2006 from the financial statements of Old IFL included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, which include only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in any future period.

	International Fight League, LLC March 29, 2005 (date of inception) to December 31, 2005	International Fight League, Inc. For the Nine Months Ended September 30, 2006
		(unaudited)
Statement of Operations Data:
Revenues
Live and televised events
Advertising—sponsorships	$—	$253,549
Advertising—other	—	1,000
Live events—box office receipts	—	452,129
Television rights	—	500,000
Branded merchandise	—	18,946
Total revenues	—	1,225,624
Cost of revenues
Live and televised events
Advertising—sponsorships	—	139,480
Live Events—advertising	—	544,060
Live events—other costs	—	3,083,738
Distribution fees	—	500,000
Branded merchandise	—	11,242
Total cost of revenues	—	4,278,520
Selling, general and administrative expenses	(43,003)	2,346,553
Stock-based compensation expense	—	32,866
Operating loss	(43,003)	(5,432,315)
Dividend expense	—	(120,197)
Interest expense	—	(14,795)
Interest income	—	25,671
Net loss	$(43,003)	$(5,541,636)
Net Loss per common share—basic and diluted:	$—	$(0.31)
Weighted average common shares outstanding:
Basic and diluted	—	18,000,000

	International Fight League, LLC as of December 31, 2005	International Fight League, Inc. as of September 30, 2006
		(unaudited)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$1,136,960	$383,295
Total Assets	1,147,227	766,626
Term Loan	—	2,514,795
Investor Advances	1,175,000	—
Series A Convertible Redeemable
Preferred Stock	—	2,525,000

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Related To Our Business

Our business is difficult to evaluate because it represents a new business model for the MMA market and we have been operating for only one year. The MMA market may not develop as we anticipate, and we may not successfully execute our business strategy.

Our league-based MMA business model focusing on team, rather than individual competition, is unique to the MMA industry and may not prove to be successful. We have a limited operating history upon which you can evaluate our business. Although we were organized in 2005, we did not begin revenue generating operations until 2006 and have only held a limited number of live MMA sporting events. The MMA industry is also rapidly growing and evolving and may not develop in a way that is advantageous for our business model. You must consider the challenges, risks and difficulties frequently encountered by early stage companies using new and unproven business models in new and rapidly evolving markets. Some of these challenges relate to our ability to:

•       increase our brand name recognition;

•       expand our popularity and fan base;

•       successfully produce live events;

•       manage existing relationships with broadcast television outlets and create new relationships domestically and internationally;

•       manage licensing and branding activities; and

•       create new outlets for our content and new marketing opportunities.

Our business strategy may not successfully address these and the other challenges, risks and uncertainties that we face, which could adversely affect our overall success and delay or prevent us from achieving profitability.

We have experienced losses and expect to incur substantial net losses in the future. If we do not achieve profitability, our financial condition and stock price could suffer.

Since the inception of our business in 2005, we have incurred significant losses and only began generating revenue during the second quarter of 2006. As of September 30, 2006, we had incurred net losses of $5.5 million for the nine-month period then ended.

We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses will increase significantly from current levels because we expect to incur significant additional costs and expenses related to being a public company, production of live events, brand development, advertising, marketing and promotional activities, as well as the employment of additional personnel as our business expands.

Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue while maintaining reasonable expense levels. In particular, although we intend to increase significantly our spending on marketing and promotional activities, these efforts may not be effective in growing our brand or increasing our fan base. If we do not achieve profitability, we may not be able to continue our operations.

Our limited operating history makes forecasting our revenues and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls.

As a result of our limited operating history, it is difficult to accurately forecast our future revenues. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenues. Revenues and operating results are difficult to forecast because they generally depend on our ability to promote events and the growth in popularity of the IFL franchise. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

If our revenues from operations turn out to be insufficient to meet our projected capital needs in the short term, we will need to raise additional funds, which may not be available to us on favorable terms, if at all, thereby potentially disrupting the growth of our business and ability to generate revenues.

Since inception, we have incurred losses and have had capital and stockholders’ deficits and limited cash to fund operations. Prior to June 30, 2006, Old IFL raised $2.5 million from the issuance of preferred stock, which was converted to our common stock at the time of the Merger. Since June 30, 2006, we and Old IFL have received loans in the aggregate principal amount of approximately $4.9 million from Richard Kurtz, one of our directors, to fund our MMA operations. We received approximately $22.2 million in net proceeds from the December 2006 sale of our common stock to the selling stockholders. We used approximately $5.2 million of the proceeds from the December 2006 sale to repay our outstanding indebtedness to Mr. Kurtz plus interest. We do not expect that Mr. Kurtz will be an available source of funding for our future operations.

If our revenues from operations turn out to be insufficient to meet our projected capital needs in the short term, we will likely be required to raise additional capital through equity or debt financings. Such capital is not expected to be available to us from Mr. Kurtz and may not be available from any other party or, if it is available, such capital may not be available on terms that are acceptable to us. A future financing may be substantially dilutive to our existing stockholders and could result in significant financial and operating covenants that would negatively impact our business. If we are unable to raise sufficient additional capital on acceptable terms, we will likely have liquidity problems which will disrupt our planned growth and would have a material adverse effect on our financial condition or business prospects.

Our 2005 audited financial statements contain an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The inclusion of this paragraph may make it more difficult for us to raise additional capital on acceptable terms.

The report of the independent registered public accounting firm accompanying the audit of our financial statements for the year ended December 31, 2005 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern because of our operating losses and our need for additional capital. Such doubt could make it more difficult for us to raise additional capital and may materially and adversely affect the terms of any financing that we may obtain.

Our failure to obtain and maintain key agreements could adversely affect our ability to distribute television programming.

Our television programming is distributed by Fox Sports Net. Our contract with Fox Sports Net to broadcast the World Team Championship expires in June 2007. In January 2007, we entered into a letter of intent with Fox Cable Networks and its affiliate, MyNetworkTV, Inc., which outlines the terms on and conditions under which the parties propose to create promote and distribute IFL mixed martial arts content for television and other media. Under the letter of intent, we are obligated to commence negotiation with the Fox entities of a definitive television rights agreement for our 2007 season of MMA events. No assurance can be given that we will be able to negotiate a definitive television rights agreement for the 2007 MMA season with Fox Sports Net or with any other broadcaster or that such agreement will be favorable to us. Because our revenues are dependent, indirectly, on the distribution of our free televised programming, any failure to maintain or renew arrangements with Fox Sports Net or other distributors or the failure of these distributors to continue to broadcast our programming could adversely affect our operating results.

We depend on certain key executive personnel for our success, the loss of whom could adversely affect our business, financial condition and results of operations.

Our success depends on the continued availability and contributions of members of our senior management and other key personnel. These include Gareb Shamus, our Chief Executive Officer, President and Chairman of our board of directors, and Kurt Otto, our Commissioner and Vice-Chairman of our board of directors. As such, our success depends in large measure on the continued service of Messrs. Shamus and Otto in those positions. The loss of the services of either Mr. Shamus or Mr. Otto or our other executive officer or any of a number of other key personnel could delay or reduce our efforts to increase the popularity of our MMA league. Furthermore, recruiting and retaining qualified personnel to assist with these efforts will be critical to our success. The loss of members of our management team or our inability to attract or retain other qualified personnel or advisors, could significantly weaken our management team, harm our ability to compete effectively, harm our long-term business prospects, disrupt our relationships with advertisers and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to develop our MMA league. None of our executive officers or other planned key personnel are currently subject to written employment agreements, and we do not maintain key man life insurance on any of these individuals.

Our failure to continue to develop creative and entertaining programs and events would likely lead to a decline in the popularity of our brand of entertainment.

The creation, marketing and distribution of our live and televised entertainment, including our proposed future pay-per-view events, are at the core of our business and are critical to our ability to generate revenues across our media platforms and product outlets. Our failure to continue to create popular live events and televised programming would likely lead to a decline in our television ratings and attendance at our live events, which would likely harm our operating results.

Our insurance may not be adequate to cover liabilities resulting from accidents or injuries that occur during our physically demanding events.

We hold numerous live events each year. This schedule exposes our athletes and coaches who are involved in the production of those events to the risk of travel and event-related accidents, the consequences of which may not be fully covered by insurance. The physical nature of our events exposes athletes and coaches to the risk of serious injury or death. Although we provide the necessary and required health, disability and life insurance for our athletes and coaches on an event-by-event basis, this coverage may not be sufficient to cover all injuries they may sustain. Liability extending to us resulting from any death or serious injury sustained by one of our athletes or coaches during an event, to the extent not covered by our insurance, could adversely affect our operating results.

We face a variety of risks as we expand into new and complementary businesses.

We are a new company and are rapidly entering into new and complementary businesses. Risks of expansion may include:

•       potential diversion of management’s attention and other resources, including available cash, from our existing business;

•       unanticipated liabilities or contingencies;

•       reduced earnings due to increased depreciation and other costs;

•       failure to retain and recruit MMA athletes;

•       failure to maintain agreements for distribution;

•       inability to protect intellectual property rights;

•       competition from other companies with experience in such businesses; and

•       and possible additional regulatory requirements and compliance costs.

If we fail to maintain effective internal controls over financial reporting, we may be subject to litigation and/or costly remediation and the price of our common stock may be adversely affected.

As a private company, Old IFL previously had not been obligated to report on its disclosure controls and procedures or its internal control over financial reporting, and as a growth stage company, is only in the process of implementing formal procedures intended to satisfy the requirements of Section 404 and other related provisions of the Sarbanes-Oxley Act of 2002. However, beginning with our fiscal year ending December 31, 2007, we will have to fully comply with these requirements.

Failure to establish the required controls or procedures, or any failure of those controls or procedures once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Upon review of the required internal control over financial reporting and disclosure controls and procedures, our management and/or our auditors may identify material weaknesses and/or significant deficiencies that need to be addressed. Any actual or perceived weaknesses or conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of its internal control over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal control over financial reporting could adversely impact the price of our common stock and may lead to claims against us.

Compliance with changing corporate governance and public disclosure regulation will likely result in additional expenses and increased liability exposure for us, our directors and our executive officers.

Rules adopted by the United States Securities and Exchange Commission (the “SEC”) pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The assessment requirement first will apply to our annual report for fiscal 2007. The standards for management’s assessment of the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence in us and the value of our common stock may be negatively impacted. Further, many companies have reported that compliance with these standards requires a disproportionate expenditure of funds.

In addition, the SEC recently announced a significant number of changes to the laws, regulations and standards relating to corporate governance and public disclosure. Our management team will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, because public company directors and officers face increased liabilities, the individuals serving in these positions may be less willing to remain as directors or executive officers for the long-term, and we may experience difficulty in attracting qualified replacement directors and officers. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may need to expend a significantly larger amount than we previously spent on recruiting, compensating and insuring new directors and officers.

Risks Related To Our Industry

The failure to retain or continue to recruit key athletes and coaches could negatively impact the growth of IFL’s popularity.

Our success depends, in large part, upon our ability to recruit and retain athletes and coaches who are well known fighters in the MMA world and who have the physical presence and ability to compete in our live events and televised programming. There is no assurance that we will be able to continue to identify and retain these athletes and coaches in the future. Additionally, there is no assurance that we will be able to retain our current athletes and coaches after their contracts expire. Our failure to attract and retain key athletes, or a serious or untimely injury to, or the death of, or unexpected or premature loss or retirement for any reason of any of our key athletes, could lead to a decline in the popularity of our brand of mixed martial arts, which could adversely affect our operating results.

The markets in which we operate are highly competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence.

For our live and television audiences, we face competition from professional and college sports, as well as from other forms of live and televised entertainment and other leisure activities in a rapidly changing and increasingly fragmented marketplace. Many of the companies with which we compete have greater financial resources than are currently available to us. Our failure to compete effectively could result in a significant loss of viewers, venues, distribution channels or athletes and fewer advertising dollars spent on our form of sporting events, any of which could adversely affect our operating results.

A decline in the popularity of mixed martial arts, including changes in the social and political climate, could adversely affect our business.

Our operations are affected by consumer tastes and entertainment trends, which are unpredictable and subject to change and may be affected by changes in the social and political climate. We believe that mixed martial arts is growing in popularity in the United States and around the world, but a change in our fans’ tastes or a material change in the perceptions of our advertisers, distributors and licensees, whether due to the social or political climate or otherwise, could adversely affect our operating results.

Changes in the regulatory atmosphere and related private-sector initiatives could adversely affect our business.

Although the production and distribution of television programming by independent producers is not directly regulated by the federal or state governments in the United States, the marketplace for television programming in the United States is affected significantly by government regulations applicable to, as well as social and political influences on, television stations, television networks and cable and satellite television systems and channels. We voluntarily designate the suitability of each of our television programs for audiences using standard industry practices. A number of governmental and private sector initiatives relating to the content of media programming in recent years have been announced in response to recent events unrelated to us or mixed martial arts. Changes in governmental policy and private sector perceptions could further restrict our program content and adversely affect our viewership levels and operating results, as well as the willingness of broadcasters to distribute our programming.

Because we depend upon our intellectual property rights, our inability to protect those rights or prevent their infringement by others could adversely affect our business.

Intellectual property is material to all aspects of our operations, and we may expend substantial cost and effort in an attempt to maintain and protect our intellectual property. We have a portfolio of registered trademarks and service marks and maintain a catalog of copyrighted works, including copyrights to television programming and photographs. Our inability to protect our portfolio of trademarks, service marks, copyrighted material, trade names and other intellectual property rights from piracy, counterfeiting or other unauthorized use could negatively affect our business.

We may be prohibited from promoting and conducting our live events if we do not comply with applicable regulations.

In various states in the United States and some foreign jurisdictions, athletic commissions and other applicable regulatory agencies require us to obtain licenses for promoters, medical clearances and/or other permits or licenses for athletes and/or permits for events in order for us to promote and conduct our live events. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting live events in that jurisdiction. The inability to present live events over an extended period of time or in a number of jurisdictions could lead to a decline in the various revenue streams generated from our live events, which could adversely affect our operating results.

A decline in general economic conditions could adversely affect our  business.

Our operations are affected by general economic conditions, which generally may affect consumers’ disposable income, the level of advertising spending and sponsorships. The demand for entertainment and leisure activities tends to be highly sensitive to the level of consumers’ disposable income. A decline in general economic conditions could reduce the level of discretionary income that our fans and potential fans have to spend on our live and televised entertainment and consumer products, which could adversely affect our revenues.

Risks Related To Our Common Stock

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

As of February 9, 2007, our executive officers, directors, and principal stockholders who hold 5% or more of our outstanding common stock beneficially owned, in the aggregate, approximately 60.62% of our outstanding common stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

Prior to the merger and our acquisition of Old IFL’s business, there was a limited trading market for our common stock and there was no public trading market for Old IFL’s common stock. There is no assurance that a more active market for our common stock will develop as a result of our operation of our mixed martial arts business. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. It is possible that, in future quarters, our operating results may be below the expectations of securities analysts or investors. As a result of these and other factors, the price of our common stock may decline, possibly materially.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our stockholders could experience substantial dilution.

If we raise additional capital by issuing equity securities or convertible debt securities, our existing stockholders may incur substantial dilution. Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the MMA and entertainment industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. We had 53,500,448 shares of common stock outstanding on February 9, 2007. Only a limited number of our outstanding shares are currently trading in the public markets. A substantial portion of our remaining outstanding shares, however, either are or will soon be eligible for resale to the public pursuant to Rule 144 or without restriction pursuant to

Rule 144(k). Options to purchase 2,505,043 shares of our common stock are outstanding and we are obligated to issue warrants to purchase 581,280 shares of our common stock. We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

If you are not an “institutional investor,” you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states and in other jurisdictions in which an applicable exemption is available or a registration application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our shares.

We are planning to seek a listing in a securities manual. Publication of certain information with respect to IFL in a securities manual is significant because it will allow you, in certain circumstances, to sell the any shares of common stock that you purchase in this offering pursuant to a commonly used selling stockholder exemption to state securities registration known as the “manual exemption.”  The manual exemption permits a security to be distributed in a particular state without being registered if the issuer of that security has a listing for that security in a securities manual recognized by the state. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions. Most of the accepted manuals are those published by Standard and Poor’s, Mergent Investor Relation Services, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals, although some states impose additional requirements. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. Other states do not have any provisions and therefore do not expressly recognize the manual exemption. If you are not an institutional investor, you generally will not be permitted to purchase shares in this offering unless there is an available exemption (including the manual exemption) or we register the shares covered by this prospectus in such states. You will be permitted to purchase shares in this offering in New York as we have taken the steps required by the state to allow for the secondary trading of securities under this registration statement.

Because we are seeking a limited offering qualification in California, sales of our Common Stock will be limited in California.

We are seeking a limited offering qualification of our common stock in California. If the offering is approved in California on the basis of such limited offering qualification, offers/sales by the selling stockholders can only be made to proposed California purchasers based on their meeting certain suitability standards. The California Department of Corporations refers to and has specified this standard as a “super suitability” standard of not less than:

•       $250,000 liquid net worth, exclusive of home, home furnishings and automobile, plus $65,000 gross annual income,

•       $500,000 liquid net worth,

•       $1,000,000 net worth (inclusive), or

•       $200,000 gross annual income.

If the offering is approved in California on the basis of a limited offering qualification, we will not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

Provisions in our certificate of incorporation and bylaws and under Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•       authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•       allow stockholders to request that we call a special meeting of our stockholders only if the requesting stockholders hold of record at least a majority of the outstanding shares of common stock;

•       provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•       provide that business to be conducted at any special meeting of stockholders be limited to matters relating to the purposes stated in the applicable notice of meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes forward-looking statements. All statements contained in this prospectus other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”  In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

All net proceeds from the sale of the shares of common stock offered under this prospectus by the selling stockholders will go to the stockholder who offers and sells them. We will not receive any of the proceeds from the offering of the shares by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Our shares of common stock, par value $0.01 per share, are quoted on the OTC Bulletin Board under the symbol “IFLI.”  Prior to November 29, 2006, our common stock was quoted on the OTC Bulletin Board under the symbol “PGNT.”  The following table sets forth the range of high and low closing sale prices for the common stock as reported by the OTC Bulletin Board for the periods indicted below.

	High	Low
2007
First Quarter (through February 9, 2007)	$16.50	$9.00
2006
Fourth Quarter	$14.45	$2.40
Third Quarter	$3.40	$1.30
Second Quarter	$2.10	$0.30
First Quarter	$1.80	$0.01
2005
Fourth Quarter	$1.60	$0.40
Third Quarter	$1.60	$1.00
Second Quarter	$3.40	$1.20
First Quarter	$5.40	$2.20

The closing sale prices in the table above reflect inter-dealer prices, without retail mark-up or commissions and may not represent actual transactions.

Immediately prior to the Merger on November 29, 2006, we effected a 1-for-20 reverse stock split, whereby every 20 shares of common stock then outstanding was combined and reduced into one share of common stock. The closing sale prices in the table above reflect the reverse stock split. The reverse stock split did not affect the authorized number of shares of common stock or the number of our stockholders of record since each fractional share resulting from the reverse stock split was rounded up to the nearest whole share.

As of February 9, 2007 we had approximately 1,500 holders of record of our common stock. The last sale price of our common stock as reported by the OTC Bulletin Board on February 9, 2007 was $14.50 per share.

Dividend Policy

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2006 with respect to our equity compensation plans, for which our common stock is authorized for issuance. The data in the table below, reflects the effect of the 1-for-20 reverse stock split with respect to our common stock that we effected immediately prior to the Merger on November 29, 2006.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	2,505,043	(1)	$4.13	(1)	2,758,892	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	2,505,043	(1)	$4.13	(1)	2,758,892	(2)

(1)          Includes 2,241,108 shares subject to options outstanding under our 2006 Equity Incentive Plan having a weighted average exercise price of $.20 per share, which options were issued in the Merger upon our assumption of all of the outstanding options of Old IFL, 263,935 shares subject to options outstanding under our 1998 Equity Incentive Plan having a weighted average exercise price of $37.44 per share.

(2)          Includes 2,758,892 shares that remain available for issuance under our 2006 Equity Incentive Plan.

SELECTED FINANCIAL DATA

You should read the data set forth below in conjunction with our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information appearing elsewhere in this prospectus.

We derived the statement of operations data for the period from March 29, 2005 (date of inception) to December 31, 2005 and the balance sheet data as of December 31, 2005 from the audited financial statements of International Fight League, LLC, the predecessor to Old IFL, which were prepared in accordance with generally accepted accounting principles, included elsewhere in this prospectus.

We derived the unaudited statement of operations data for the nine months ended September 30, 2006 and the unaudited balance sheet data as of September 30, 2006 from the financial statements of Old IFL included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, which include only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in any future period.

	International Fight League, LLC March 29, 2005 (date of inception) to December 31, 2005	International Fight League, Inc. For the Nine Months Ended September 30, 2006
		(unaudited)
Statement of Operations Data:
Revenues
Live and televised events
Advertising—sponsorships	$—	$253,549
Advertising—other	—	1,000
Live events—box office receipts	—	452,129
Television rights	—	500,000
Branded merchandise	—	18,946
Total revenues	—	1,225,624
Cost of revenues
Advertising—sponsorships	—	139,480
Live Events—advertising	—	544,060
Live events—other costs		3,083,738
Distribution fees	—	500,000
Branded merchandise	—	11,242
Total cost of revenues	—	4,278,520
Selling, general and administrative expenses	(43,003)	2,346,553
Stock-based compensation expense	—	32,866
Operating loss	(43,003)	(5,432,315)
Dividend expense	—	(120,197)
Interest expense	—	(14,795)
Interest income	—	25,671
Net loss	$(43,003)	$(5,541,636)
Net Loss per common share—basic and diluted:	$—	$(0.31)
Weighted average common shares outstanding:
Basic and diluted	—	18,000,000

	International Fight League, LLC as of December 31, 2005	International Fight League, Inc. as of September 30, 2006
		(unaudited)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$1,136,960	$383,295
Total Assets	1,147,227	766,626
Term Loan	—	2,514,795
Investor Advances	1,175,000	—
Series A Convertible Redeemable
Preferred Stock	—	2,525,000

ABOUT THE OFFERING

On December 22, 2006, we entered into a securities purchase agreement with a number of institutional and individual accredited investors to sell, in a private placement, an aggregate of 19,376,000 shares of common stock at a price of $1.25 per share, or $24,220,000 in the aggregate. We closed the sale of the shares on December 28, 2006.

In connection with the private placement, we incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $2 million. We also became obligated to issue to the placement agent, as partial compensation for its services, a warrant to purchase up to 581,280 shares of common stock, or 3% of the number of shares sold in the private placement, at an exercise price of $1.25 per share. The warrant will be exercisable at any time prior to the close of business on the fifth anniversary of the date of issuance of the warrant.

In connection with the securities purchase agreement, we and the investors entered into a registration rights agreement, dated as of December 28, 2006, and we agreed to file a registration statement to register the resale of the common stock, within 60 days of the closing date and to use reasonable best efforts to cause the registration statement to be declared effective within 150 days, or 180 days upon review by the SEC.

SELLING STOCKHOLDERS

For additional information regarding the issuance of the common stock offered by the selling stockholders, see “About the Offering” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock issued pursuant to the securities purchase agreement dated December 22, 2006, the selling stockholders have not had any material relationship with us within the past three years.

This prospectus covers offers and sales of shares of our common stock by the selling stockholders identified below. We sold the 19,376,000 newly-issued shares for $1.25 per share and became obligated to issue to the placement agent a warrant to purchase up to 581,280 shares of common stock at an exercise price of $1.25 per share. Each selling stockholder represented that the stockholder purchased the shares for the stockholder’s own account for investment only and that the stockholder has no present intent of distributing the shares.

The table below lists the selling stockholders and other information regarding their beneficial ownership of our shares of common stock. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of February 9, 2007. The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders. In accordance with the terms of the registration rights agreement with the selling stockholders, this prospectus generally covers the resale of all of shares of common stock sold by us pursuant to the December 2006 securities purchase agreement. The fourth column assumes that the selling stockholders sell all of the shares of common stock offered pursuant to this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe, based on information by each selling stockholder, that each selling stockholder possesses sole voting and investment power with respect to all of the shares of common stock owned by that selling stockholder. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants held by that stockholder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

	Number of Shares			Shares Beneficially
	Beneficially			Owned
	Owned Prior		Shares Being	After Offering(2)
Name of Selling Stockholder	to Offering (1)		Offered	Number	Percent
ALK Construction LLC
Defined Benefit Pension Plan	300,000	(3)	300,000	-0-	-0-
Apollo Capital Management Group L.P	280,000	(4)	280,000	-0-	-0-
Apollo Microcap Partners, L.P.	280,000	(4)	280,000	-0-	-0-
Atlas Master Fund, Ltd	2,500,000	(5)	2,500,000	-0-	-0-
Bradley Beckerman	240,000		240,000	-0-	-0-
Michael C. Borofsky	16,000		16,000	-0-	-0-
Chapman Family Trust	300,000	(6)	300,000	-0-	-0-
Donald D. Drapkin	160,000		160,000	-0-	-0-
Matthew A. Drapkin	60,000		60,000	-0-	-0-
EagleRock Institutional Partners, LP	2,800,000	(7)	2,800,000	-0-	-0-
EagleRock Master Fund, LP	1,600,000	(7)	1,600,000	-0-	-0-
Sophrosyne Technology Fund Ltd.	400,000	(8)	400,000	-0-	-0-
HHMI Investments, L.P.	136,000	(9)	136,000	-0-	-0-
Highbridge International LLC	1,200,000	(10)	1,200,000	-0-	-0-
Adam F. Ingber	40,000		40,000	-0-	-0-
Investcorp Interlachen Multi-Strategy Master Fund Limited	800,000	(11)	800,000	-0-	-0-
Jefferson St. LLC	200,000	(12)	200,000	-0-	-0-
Michael R. McAllister.	400,000		400,000	-0-	-0-
Nader Tavakoli.	400,000		400,000	-0-	-0-
SRB Greenway Offshore Operating Fund, L.P.	30,160	(13)	30,160	-0-	-0-
SRB Greenway Capital (QP), L.P.	686,880	(13)	686,880	-0-	-0-
SRB Greenway Capital, L.P.	82,960	(13)	82,960	-0-	-0-
The Tudor BVI Global Portfolio Ltd.	621,326	(14)	621,326	-0-	-0-
Tudor Proprietary Trading, L.L.C.	334,560	(14)	334,560	-0-	-0-
Unicom Capital LLC	1,000,000	(15)	1,000,000	-0-	-0-
Walker Smith International Fund, Ltd.	362,880	(9)	362,880	-0-	-0-
Walker Smith Capital, L.P.	40,640	(9)	40,640	-0-	-0-
Walker Smith Capital (QP), L.P.	260,480	(9)	260,480	-0-	-0-
Witches Rock Portfolio Ltd	3,844,114	(14)	3,844,114	-0-	-0-

       (1)Assumes that the selling stockholders acquire no additional shares of common stock before completion of this offering.

       (2)Assumes that all of the shares offered by the selling stockholders under this prospectus are sold.

       (3)Marty Kehoe is the Trustee of ALK Construction LLC Defined Benefit Pension Plan (“ALK”) and has authority to vote and dispose of the securities owned by ALK.

       (4)Apollo MicroCap Partners L.P. is managed by Bayshore Capital Corp (also known was Walnut Street Capital Corp. in Florida), and Apollo Capital Management Group L.P. is managed by Apollo Capital Corp., as the general partner of each, respectively. Kyle Krueger, the president of Bayshore Capital Corp. and Apollo Capital Corp., respectively, effectively has the dispositive and voting authority of all the shares held by Apollo MicroCap Partners and Apollo Capital Management Group.

       (5)Dmitry Balyasny in his capacity as Partner to Balyasny Asset Management LP, the investment manager to Atlas Master Fund, Ltd., exercises voting and investment control over the securities owned by Atlas Master Fund, Ltd.

       (6)Richard Chapman is the Trustee of the Chapman Family Trust and has authority to vote and dispose of the securities owned by the Chapman Family Trust.

       (7)Nader Tavakoli in his capacity as manager exercises voting and investment control over the securities owned by each of EagleRock Institutional Partners, LP and EagleRock Master Fund, LP.

       (8)Benjamin Taylor, as managing member of the general partner of Sophrosyne Technology Fund Ltd., has sole voting and sole investment power over the securities owned by Sophrosyne Technology Fund Ltd.

       (9)Reid S. Walker and G. Stacy Smith, in their capacity as members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the investment manager to each of HHMI Investments, L.P, Walker Smith International Fund, Ltd., Walker Smith Capital (QP), L.P. and Walker Smith Capital, L.P. (collectively, the “Walker Smith Funds”),have voting and dispositive power with respect to the shares of common stock held by the Walker Smith Funds.

(10)Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(11)Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP and Andrew Fraley disclaim beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

(12)John Lekas in his capacity as member/owner Jefferson St. LLC exercises voting and investment control over the securities owned by Jefferson St. LLC.

(13)Steven R. Becker, in his capacity as member of BC Advisors, L.L.C., which is the general partner to SRB Management, L.P., which is the general partner of each of SRB Greenway Offshore Operating Fund, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Capital, L.P. (collectively, the “Greenway Funds”), has voting and dispositive power with respect to the shares of common stock held by each of the Greenway Funds.

(14)Tudor Investment Corporation (“TIC”) acts as investment advisor to Witches Rock Portfolio Ltd. (“Witches Rock”) and The Tudor BVI Global Portfolio Ltd. (“BVI”) and is an affiliate of Tudor Proprietary Trading, L.L.C. (“TPT”). As a result, TIC may be deemed to beneficially own the securities owned by Witches Rock and BVI. TIC expressly disclaims such beneficial ownership. Paul Tudor Jones, II is the Chairman and controlling shareholder of TIC and the Chairman and indirect controlling equity holder of TPT. James J. Pallotta is the Vice-Chairman of TIC and TPT and is responsible for the investment decisions of TIC and TPT with respect to the securities. As a result, each of Messrs. Jones and Pallotta may be deemed to beneficially own the securities of TPT and TIC. Each of Messrs. Jones and Pallotta expressly disclaim such beneficial ownership.

(15)Richard C. Diecidue in his capacity as managing member of Unicom Capital LLC exercises voting and investment control over the securities owned by of Unicom Capital LLC.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales;

•       broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon IFL being notified in writing by a selling stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon IFL being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the SEC. If the selling stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption from the delivery requirements is available. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations promulgated under these acts, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical financial statements and related notes that appear elsewhere in this prospectus.

In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, including those set forth in “Risk Factors.”

Overview

We operate, through our subsidiary, IFL Corp., the world’s first professional mixed martial arts sports league—International Fight League. Immediately prior to November 29, 2006, we were known as Paligent Inc. and were a shell company with no operating business. On November 29, 2006, pursuant to the Merger between our wholly owned subsidiary and Old IFL, we acquired the mixed martial arts sports league business of Old IFL. As a result of the Merger, Old IFL became our wholly owned subsidiary and changed its name to IFL Corp., and we changed our name from Paligent Inc. to “International Fight League, Inc.”

Immediately prior to the effective time of the Merger, all of the outstanding shares of preferred stock of Old IFL were converted into shares of Old IFL common stock on a one-for-one basis, and we effected a 1-for-20 reverse stock split of our common stock, such that the number of shares of our common stock outstanding following the Merger would be approximately equal to the number of shares of our common stock outstanding immediately prior to the reverse stock split. Pursuant to the Merger, we issued 30,872,101 shares of our common stock to the stockholders of Old IFL in exchange for all of the outstanding capital stock of Old IFL. In connection with the Merger, all of the options to purchase 2,195,000 shares of common stock of Old IFL outstanding prior to the Merger were converted into options to purchase 2,266,057 shares of our common stock on the same terms and conditions applicable to such options prior to the Merger. The new options were issued under the International Fight League, Inc. 2006 Equity Incentive Plan approved by our stockholders in conjunction with their approval of the Merger.

Following the reverse stock split and the Merger, there were 32,496,948 shares of IFL common stock outstanding, of which the pre-Merger stockholders of Paligent owned approximately 5% and the pre-Merger stockholders of Old IFL owned approximately 95%. As a result, Old IFL has been treated as the acquiring company for accounting purposes. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States of America. Reported results of operations of the combined group issued after completion of the transaction will reflect Old IFL’s operations.

As part of Merger, our two existing directors, Salvatore A. Bucci and Richard Kurtz, and Old IFL’s three existing directors, Gareb Shamus, Kurt Otto and Michael Molnar, were elected as our directors, and Old IFL’s officers became our officers, except that upon the consummation of the Merger, Mr. Bucci, our President and Chief Executive Offer before the Merger, resigned from these positions and was appointed our Chief Financial Officer, Executive Vice President and Treasurer.

In addition, immediately following the Merger, we issued 1,627,500 shares of common stock to Mr. Kurtz, Paligent’s principal stockholder before the Merger, in exchange for his contribution of $651,000 of indebtedness owing to him under a promissory note issued by Paligent.

The Old IFL business was founded in 2005 to organize, host and promote live and televised mixed martial arts sporting events and to capitalize on the growing popularity of mixed martial arts in the United States and around the world. Following the acquisition of Old IFL, we refocused our business efforts on developing and operating Old IFL’s mixed martial arts sports league business and have continued operating this business through IFL Corp. At the core of our business are our twelve mixed martial arts teams, which are comprised of some of the world’s most highly regarded mixed martial arts athletes and coaches. Our mixed martial arts sporting events typically include two match-ups of two teams, with athletes competing in one-on-one matches according to weight division. These events create a body of television programming content that we currently distribute in the United States through an arrangement with Fox Sports Net. We earn revenue from live event ticket sales, sponsorships and promotions and licensing of our intellectual property.

Old IFL’s predecessor, International Fight League, LLC (the “LLC”), was organized on March 29, 2005 as a New Jersey limited liability company. On January 11, 2006, the LLC merged into Old IFL, whereupon the existence of the LLC ceased, and at which time the members of the LLC received an aggregate of 18,000,000 shares of Old IFL common stock, par value $0.0001 per share, in exchange for their membership interests in the LLC.

Old IFL operated as a development stage enterprise through March 31, 2006. On April 29 and June 3, 2006, Old IFL held its debut MMA sports events featuring its initial four teams. The event was broadcast in a series of three original taped telecasts in May and June 2006. We have held four additional events as part of The World Team Championship, including the final event held in December 2006. We launched our first full season in 2007, which will consist of a six-month regular season and a two-month post-season. We held the first two 2007 regular season matches on January 19 and February 2, 2007 in Oakland, California, and Houston, Texas, respectively.

As Old IFL, we raised funds primarily through stockholder loans and the issuance of preferred stock. The Merger also is considered to be a capital transaction in substance rather than a business combination. The transaction is equivalent to the issuance of stock by Old IFL for the net monetary assets of Paligent, accompanied by a recapitalization. The transaction has been accounted for as a reverse acquisition of a “shell company” whereby Old IFL is the acquirer for accounting purposes and Paligent is the legal acquirer. In this transaction, no goodwill or other intangible assets have been recorded. As a result, the financial information included in this prospectus  for periods prior to the Merger relates to Old IFL.

At September 30, 2006, we had a stockholders’ deficit of $5.5 million. During the nine months ended September 30, 2006, we incurred losses and negative operating cash flows of approximately $5.5 million and $4.3 million, respectively. These trends have continued in the fourth quarter of 2006 and the first quarter of 2007 as we continue to develop our business.

On December 28, 2006, we completed the sale to a number of institutional and individual accredited investors of an aggregate of 19,376,000 shares of common stock at a price of $1.25 per share, or $24,220,000 in the aggregate. In connection with the private placement, we incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $2 million. We also became obligated to issue to the placement agent, as partial compensation for its services, a warrant to purchase up to 581,280 shares of common stock, or 3% of the number of shares sold in the private placement, at an exercise price of $1.25 per share. The warrant will be exercisable for a period of five years. Based on our available cash at December 31, 2006, we do not expect that the report of our independent registered public accounting firm accompanying our 2006 audited financial statements will contain an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Quarterly Financial Data

The following tables set forth selected unaudited quarterly consolidated income statement data for each of the quarters ended March 31, June 30 and September 30, 2006. No information is presented for earlier quarters, as Old IFL did not commence operations until January 2006. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of the consolidated results of operations for these periods. You should read this information together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results for any future period.

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)
Revenues
Live and televised events
Advertising—sponsorships	$—	$234,080	$19,469
Advertising—other	—	230	770
Live events—box office receipts	—	127,142	324,987
Television rights	—	375,000	125,000
Branded merchandise		1,342	17,604
Total revenues	$—	$737,794	$487,830
Cost of revenues
Live and televised events
Advertising—sponsorships	—	102,280	37,200
Live Events—advertising	—	169,691	374,369
Live events—other costs	—	1,343,731	1,740,007
Distribution fees	—	375,000	125,000
Branded merchandise	—	680	10,562
Total cost of revenues	—	1,991,382	2,287,138
Selling, general and administrative expenses	565,190	504,773	1,276,590
Stock-based compensation expense	9,582	15,546	7,738
Operating loss	(574,772)	(1,773,907)	(3,083,636)
Dividend expense	(27,450)	(45,167)	(47,580)
Interest expense	—	—	(14,795)
Interest income	11,523	11,248	2,900
Net loss	$(560,699)	$(1,807,826)	$(3,143,111)

Results of Operations

From inception to September 30, 2006, we have incurred costs and expenses significantly in excess of revenues. As we pursue our goals and continue to build out our organization and business, we expect to increase revenues and control costs and maximize value to existing stockholders, though we expect to incur additional losses.

During 2005, we were a development stage company with insignificant operations. Accordingly, there are no meaningful comparative data upon which prior period comparisons can be made.

Three and nine months ended September 30, 2006

During the three and nine months ended September 30, 2006, IFL incurred net losses of $3.1 million and $5.5 million, or $ 0.17 and $0.31 per common share, respectively.

Revenues for the three and nine months ended September 30, 2006 were $488,000 and $1.2 million, respectively, all of which were derived from IFL’s initial four events, which were  held on April 29, June 3, and September 9 and 23, 2006. The principal components of revenue include respectively, for the three and nine months ended September 30, 2006:

•       television rights of $125,000 and $500,000,  relating to IFL’s agreements with FSN;

•       box office receipts of $325,000 and $452,000; and

•       sponsorships of $19,000 and $254,000.

The original agreements with FSN grant FSN exclusive rights to the Legends and World Team Championship events through December 31, 2006 and June 30, 2007, respectively. In return, FSN agreed to broadcast the initial telecast and one repeat telecast of each series episode of the Legends Championship in a minimum of 50 million homes. These telecasts were aired during the three months ended June 30, 2006. The agreement with FSN relating to the World Team Championship events provides for FSN to broadcast ten hours of original programming, including six one-hour broadcasts, a two-hour season championship finale broadcast and a two-hour “Best Damn Sports Show” special broadcast during prime time. The first broadcast of this series was aired during the quarter ended September 30, 2006. The agreements with FSN provide that there shall be no payment of any distribution fee by us. We have treated the transaction as a barter transaction in accordance with Accounting Principles Board Opinion No. 29, “Accounting for Non-Monetary Transactions” and EITF Issue 01-2, “Interpretations of APB No. 29.”

During the three and nine months ended September 30, 2006, costs of revenues were $2.3 million and $4.3 million, respectively, which consist of the following principal components, respectively:

•       distribution fees of $125,000 and $500,000 relating to the FSN agreement;

•       live event costs of $2.1 million and $3.6 million; and

•       sponsorship costs of $37,000 and $139,000.

Components of live event costs for the three and nine months ended September 30, 2006, respectively, include $1.0 million and $1.6 million of talent costs, $311,000 and $617,000 of event travel and other event costs, $423,000 and $857,000 of television production costs and $374,000 and $544,000 of advertising expenses.

During the three and nine months ended September 30, 2006, selling, general and administrative expenses were $1.3 million and $2.3 million, respectively, the primary components of which, respectively, were professional fees of $443,000 and $899,000, payroll and benefits expenses of $464,000 and $745,000 and travel and entertainment of $36,000 and $104,000. In addition, advertising expenses of $51,000 and $102,000, respectively, were recorded to selling, general and administrative expenses in the three and nine months ended September 30, 2006. During the nine months ended September 30, 2006, we also recorded a $100,000 charge to bad debt expense.

Stock compensation expense of $8,000 and $33,000 recorded to the three and nine month periods ended September 30, 2006, respectively, relates to option grants under Old IFL’s 2006 Equity Compensation Plan.

Dividend expense relates to dividends accruing on the Series A Preferred Stock. For the three and nine months ended September 30, 2006, dividend expense was $48,000 and $120,000, respectively.

Interest expense of $15,000 for the three and nine months ended September 30, 2006 relates to the cost of funds resulting from loans from Mr. Kurtz.

Interest income of $3,000 and $26,000 for the three and nine months ended September 30, 2006 relates to earnings on available cash balances.

Liquidity and Capital Resources

At September 30, 2006, our cash and cash equivalents were $383,000, a decrease of $754,000 from the end of the prior year. During the nine months ended September 30, 2006, we issued $2.5 million of Series A Preferred Stock, of which $1.3 million was received in cash and $1.2 million was issued in exchange for the conversion of investor advances, received $2.5 million in loans and used $4.3 million for operating activities and $300,000 for cash advances and purchases of property and equipment.

Since inception, we have incurred losses and have had capital and stockholders’ deficits and limited cash to fund MMA operations. Since June 30, 2006, we have received loans in the aggregate principal amount of $4.4 million from Richard J. Kurtz, one of our directors, to fund operations.

On December 28, 2006, we completed the private placement to a number of institutional and individual accredited investors of an aggregate of 19,376,000 shares of common stock at a price of $1.25 per share, or $24,220,000 in the aggregate. In connection with the private placement, we incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $2 million. We also became obligated to issue to the placement agent, as partial compensation for its services, a warrant to purchase up to 581,280 shares of common stock, or 3% of the number of shares sold in the private placement, at an exercise price of $1.25 per share. The warrant will be exercisable for a period of five years.

Future Capital Requirements

Since inception, our MMA operations have incurred losses, and we have funded these operating deficits through proceeds of $2.5 million from the issuance of preferred stock and from loans aggregating $4.9 million from Richard Kurtz. We received net proceeds of approximately $22.2 million from our December private placement, of which we used $5.2 million to repay our outstanding indebtedness to Mr. Kurtz plus interest. We estimate that we will require approximately $13 million of our available cash resources to meet our anticipated cash outlays in 2007.

If our revenues from operations turn out to be insufficient to meet our projected capital needs in the short term, we will likely be required to raise additional capital through equity or debt financings in the near future. Such capital is not expected to be available to us from Mr. Kurtz and may not be available from any other party or, if it is available, such capital may not be available on terms that are acceptable to us. A future financing may be substantially dilutive to our existing stockholders and could result in significant financial and operating covenants that would negatively impact our business. If we are unable to raise sufficient additional capital on acceptable terms, we will have insufficient funds to operate our business or pursue our planned growth.

Off-Balance Sheet Arrangements

As of December 31, 2006, we had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Use of Estimates—Thepreparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment—Property and equipment is stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets, varying from 3 to 5 years or, when applicable, the life of the lease, whichever is shorter.

Long-Lived Assets—We comply with the accounting and reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We will periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. Long-lived assets will be written down if the evaluation determines that the fair value is less than the book amount.

Cash and Cash Equivalents—Amounts reported include cash on deposit in overnight deposit accounts and investments in money market accounts.

Accounts Receivable—Accounts receivable relates principally to sponsorship agreements. We evaluate the collectibility of accounts receivable and establish allowances for the amount of receivables that are estimated to be uncollectible. Allowances are based on the length of time receivables are outstanding and the financial condition of individual customers.

Income Taxes—We comply with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Revenue Recognition—In accordance with the provisions of Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition, as amended by SAB 104, revenues are generally recognized when products are shipped or as services are performed. However, due to the nature of our business, there are additional steps in the revenue recognition process, as described below:

•       Sponsorships: We follow the guidance of Emerging Issues Task Force (“EITF”) Issue 00-21, Revenue Arrangements with Multiple Deliverables, and assign the total of sponsorship revenues to the various elements contained within a sponsorship package based on their relative fair values.

•       Licensing: Licensing revenues are recognized upon receipt of notice by the individual licensees as to license fees due. Licensing fees received in advances will be deferred and recognized as income when earned.

Stock-Based Compensation—Accounting for stock options issued to employees follows the provisions of SFAS No. 123R, Share-Based Payment. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward.

We use the Black-Scholes option pricing model to measure the fair value of options granted to employees.

Advertising Expense—Inaccordance with the provisions of Statement of Position (“SOP”) No. 93-7, advertising costs are expensed as incurred, except for costs related to the development of a major commercial or media campaign which are expensed in the period in which the commercial or campaign is first presented.

Fair Value of Financial Instruments—The fair value of our assets and liabilities that qualify as financial instruments under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, approximate their carrying amounts.

Recently Issued Accounting Standards

Share-Based Payment

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision to SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vesting period), in exchange for the award. SFAS No. 123R is effective for interim and annual financial statements for years beginning after December 15, 2005 and will apply to all outstanding and unvested share-based payments at the time of adoption. In March 2005, the SEC released SAB No. 107, Share-Based Payment. SAB No. 107 provides the SEC staff position regarding the application of SFAS No. 123R. SAB No. 107 contains interpretive guidance related to the interaction between SFAS No. 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies.

SFAS No. 123R was adopted effective January 1, 2006 using the Black-Scholes option pricing model under the modified prospective application method. Under this method, SFAS No. 123R is applied to new awards and to awards modified, repurchased or canceled after the effective date.

Accounting Changes And Error Corrections

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS No. 154 is not expected to have a material impact on our financial position or results of operations.

Accounting For Uncertain Tax Positions

In July 2006, FASB issued Statement of Financial Accounting Standards Interpretation No. 48
(“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We intend to adopt FIN 48 effective January 1, 2007 and have not yet determined the impact, if any, this adoption will have.

BUSINESS

Overview

We are the world’s first professional mixed martial arts sports league. Our business was founded in 2005 to organize, host and promote live and televised mixed martial arts sporting events and to capitalize on the growing popularity of mixed martial arts in the United States and around the world. At the core of our business are our 12 mixed martial arts teams, which comprise some of the world’s most highly regarded mixed martial arts athletes and coaches. Our mixed martial arts sporting events typically showcase four teams, in two-team match-ups, with athletes competing in one-on-one matches across five weight divisions. These events create a body of television programming content that we currently distribute in the United States through an arrangement with Fox Sports Net, a national sports cable network available to over 80 million households across the United States. We earn revenue from live event ticket sales, sponsorships and promotions and licensing of our intellectual property. We have held eight live events, the first of which took place during the second quarter of 2006, the first period in which we recognized revenues. During the first nine months of 2006, we recognized a net loss of approximately $5.5 million.

Mixed martial arts is a sport that is growing in popularity around the world. In MMA matches, athletes combine a variety of fighting styles, such as boxing, judo, jiu jitsu, karate, kickboxing, muy thai, tae kwon do and/or wrestling, in each fight. Typically, MMA sporting events are promoted either as championship matches or as vehicles for well-known individual athletes. Professional MMA competition conduct is regulated primarily by rules implemented by state athletic commissions and is currently permitted in 33 states. To foster athlete safety and a broader acceptance of the sport, we have established our own rules of conduct, including bans on certain dangerous moves, such as elbow strikes to an opponent’s head, placing more emphasis on the sport and competition.

Our mission is to popularize our league based on the success of our teams while developing household “stars” similar to other professional sports leagues. Our uniqueness is derived from our team-based league structure, where individual exclusive athletes are members of teams that are regionally situated throughout the world. The league format enables the announcement of a full calendar of events in advance of the season, enabling fans, sponsors, and athletes to plan for a full year of events, which is a new concept for MMA. Each of our teams consists of a world champion coach and eight athletes. During each team match, there are five one-on-one matches, one in each weight class (lightweight, welterweight, middleweight, light heavyweight, and heavyweight). The team winning the most one-on-one matches wins the competition. The regular season will be followed by post-season playoffs culminating in two teams competing for the annual IFL championship. We launched our first full season in 2007, which will consist of a six-month regular season and a two-month post-season. We held the first two 2007 regular season matches on January 19 and February 2, 2007 in Oakland, California, and Houston, Texas, respectively. In addition to the anticipated 2007 regular season, we expect to host an “All-Star” tournament with the top four athletes from each weight class competing. Generally, athletes will be signed to exclusive contracts for the entire season. These contracts typically will provide a base compensation, as well as team and individual performance incentives. We intend to retain exclusive rights to extend the 2007 regular season contract for an additional year and an exclusive first negotiation right to enter into a contract with each athlete for the next season upon completion of the term of the contract, or option term, as the case may be. This approach will allow athletes to train on a full-time basis, which differs markedly from the event-by-event contracts that historically provided the only form of compensation for MMA athletes. Each athlete and team coach is and will be an independent contractor.

Our management believes that the league and team approach to mixed martial arts gives us a substantial competitive advantage in that our organization is not dependent on a single athlete’s success and has the ability to build the popularity of individual athletes as well as its teams and the league in general.

Our operations are centered on the following three business components:

•       Live and Televised Entertainment, which consists of live events in arenas and free distribution of IFL content on basic cable television.

•       Sponsorships and Promotions, which consists of sponsorships for live events and televised productions and related promotion opportunities.

•       Branded Merchandise, which consists of licensing and marketing of our intellectual property.

Corporate History

From our incorporation in 1985 through 1999, we operated, under the name Procept, Inc., as a biotechnology company engaged in the development and commercialization of novel drugs with a product portfolio focused on infectious diseases and oncology. During 1999, our principal efforts were devoted to drug development and human clinical trials focusing on two biotechnology compounds, PRO 2000 Gel and O6-Benzylguanine. During fiscal 2000, we closed our research facilities and out-licensed PRO 2000 Gel and O6-Benzylguanine, which had been under development by us for several years. In September 2004, we transferred all of our rights, title and interest in PRO 2000 Gel pursuant to an option duly exercised by our sublicensee, and in March 2005, we assigned all of our rights, interests and obligations in O6-BG.

In January 2000, we acquired Heaven’s Door Corporation, a company that provided products and services over the Internet. Effective with the acquisition of Heaven’s Door, our name was changed from Procept, Inc. to HeavenlyDoor.com, Inc. At the same time, Procept, Inc. became the new name of the Company’s subsidiary, Pacific Pharmaceuticals, Inc., a company engaged in the development of cancer therapies, which we acquired in March 1999. After a sustained period of deterioration in the Internet and technology sectors and related capital markets, we decided, in the fourth quarter of 2000, to discontinue the pursuit of our Internet strategy. Shortly thereafter, we entered into an agreement to sell all of our Web-based assets and Internet operations and ceased our Internet activities. In connection with this agreement, we changed our name, on December 31, 2000, from HeavenlyDoor.com, Inc. to Paligent Inc.

From 2001 until the Merger, we had been engaged in seeking business opportunities to maximize value for our shareholders. As a result of the Merger and our acquisition of Old IFL, we changed our name to “International Fight League, Inc.”

Corporate History of Old IFL

Old IFL had been organized as a New Jersey limited liability company in 2005 and reincorporated as a Delaware corporation in January 2006. In the Merger, Old IFL merged with Merger Sub, with Old IFL being the surviving corporation. As a result of the Merger, Old IFL became our wholly owned subsidiary and changed its name to “IFL Corp.”

Market Opportunity

Mixed Martial Arts

MMA is a sport that is growing in popularity around the world. MMA athletes combine a variety of fighting styles, such as boxing, judo, jiu-jitsu, karate, kickboxing, muy thai, tae kwon do and/or wrestling in each match. Typically, MMA sporting events are promoted either as championship matches or as vehicles for well-known individual athletes. MMA is currently permitted in 33 states with competition conduct regulated primarily by rules implemented by state athletic commissions, similar to professional boxing. Athletes win individual matches by knockout, technical knockout (referee or doctor stoppage), submission, or judges’ decision. Scoring for a judges’ decision is conducted by a panel of three judges provided by the relevant state athletic commission, using a ten-point system similar to the scoring system used in boxing.

Referees attending matches are also provided by the relevant state athletic commission and are qualified to referee at a MMA competition. During fights, which typically consist of three four-minute rounds, referees strictly enforce the rules of conduct for the relevant state’s athletic commission and those required by the organization promoting the event.

The MMA industry is highly fragmented with a variety of promoters and organizations hosting events across the country and globally. The largest MMA event promoter is the Ultimate Fighting Championship, or the UFC, which began hosting events in 1995 and currently promotes roughly 10 major events yearly that draw sizable live audiences. Typically, events are promoted on a fight-by-fight basis with little to no guidance about the timing of future events, similar to boxing.

Historically, MMA events were broadcast in the United States only through pay-per-view arrangements. MMA events were broadcast for the first time on free cable television in 2004 and now attract roughly two million viewers per week, comparable to weekly broadcasts of WWE events. Spike TV, a cable television broadcaster, is currently broadcasting the fourth season of a popular reality television program, “The Ultimate Fighter,” based on MMA training and competitions. In addition, we understand that competing MMA promoters have continued to grow the pay-per-view audience for their MMA events as well as their presence on broadcast and basic cable television. In Japan, live MMA sporting events promoted by competitors routinely sell tens of thousands of seats, are broadcast on major Japanese television networks, and appear on pay-per-view and home video throughout the rest of the world. MMA events in the United States now generate attendance and pay-per-view audiences similar to professional boxing and wrestling.

The talent pool for MMA athletes is growing rapidly as there are thousands of martial arts focused training schools in the United States. It is estimated that there are millions of martial arts practitioners, including high school and college wrestling participants, in the United States alone. In addition, MMA is truly a global sport with many foreign athletes competing in U.S.-based events, and many U.S. athletes competing in international organizations such as Pride Fighting and K-1 (kickboxing) of Japan. MMA athletes typically begin their careers after successfully competing in wrestling, martial arts, kickboxing, or other related sports. Training schools such as Miletich’s Fighting System, led by former UFC Champion and current IFL coach Pat Miletich, and Team Quest, led by top ranked middleweight and current IFL coach Matt Lindland, serve as a major pipeline for MMA talent, and the IFL specifically, seeking to attract interest from professional MMA leagues.

International Fight League

Through our subsidiary, IFL Corp., we operate the world’s first professional MMA sports league—International Fight League. We were founded in 2005 to organize, host and promote live and televised mixed martial arts sporting events and to capitalize on the growing popularity of mixed martial arts in the United States and around the world. Using our unique league and team concept, we believe that we are positioned to rapidly become a market leader in the MMA industry. We believe that our league and team approach to mixed martial arts gives us a substantial competitive advantage in that our success will not depend on a single athlete’s success. In addition, by establishing teams and holding scheduled events on a seasonal basis, our league-based model focuses on gaining substantial sponsorship, promotion and marketing opportunities as we develop our market presence and brand awareness.

We currently operate twelve MMA teams, have held eight live MMA sporting events, including a four-event tournament called “The World Team Championship.”  In 2007, we launched our first full season made up of a six-month regular season with a two-month post-season, including semi-final and championship matches. Our live events and television programming are directed at 18- to 49-year-old males, with a core target audience of 18- to 34-year-old males.

In addition to operating the world’s first professional MMA sports league, we believe that our operations are unique compared to those of other MMA event promoters in many ways, including:

•       our sporting events are held in an over-sized, five-rope boxing ring rather than a cage, which we believe to be the most conducive environment for the athletes, fans and television production;

•       we announce our full season in advance, which enables marketers, sponsors, broadcasters, fans and the teams to plan accordingly;

•       to foster athlete safety and a broader acceptance of the sport, we have established our own rules of conduct, including bans on certain dangerous moves, such as elbow strikes to an opponent’s head, placing more emphasis on the sport and competition;

•       we presently own each team, which has a set annual operating budget;

•       building equity in the league, teams and athletes;

•       we have granted team coaches options to purchase our common stock, which aligns their interests with those of our stockholders; and

•       we offer a performance bonus system for athletes and coaches, including both individual and team incentives.

Each team features five “starter” athletes and three “alternate” athletes, consisting of lightweight, welterweight, middleweight, light heavyweight and heavyweight athletes. Each team has its own uniforms, logos, and team colors. IFL is recruiting a number of MMA champions to serve as athletes and coaches for its teams. IFL coaches are generally under exclusive team coaching contracts with IFL for a period of six years. We have negotiated contracts with a majority of the team athletes for the 2007 regular season and are negotiating the remainder. To date, we have formed twelve teams and announced an additional team for future seasons as follows:

IFL COACHES AND TEAMS

Team	Based	Coach	Past Affiliation
Anacondas	Los Angeles	Bas Rutten	UFC, WFA, Pancrase (Japan)
Dragons	Toronto	Carlos Newton	UFC, Pride, K-1
Razorclaws	San Jose	Frank Shamrock	UFC, Pancrase, K-1
Sabres	Tokyo	Antonio Inoki	Forefather of MMA
Wolfpack	Portland	Matt Lindland	UFC, WFA, Olympic Wrestler
Tigersharks	Seattle	Maurice Smith	UFC, Pride, Pancrase
Silverbacks	Quad Cities	Pat Miletich	UFC
Pitbulls	New York	Renzo Gracie	Pride, K-1
Lions(1)	Nevada	Ken Shamrock	UFC, Pride
Scorpions(1)	Tucson	Don Frye	UFC, Pride, K-1
Condors(1)	Southern California	Marco Ruas	UFC
Bulldogs(2)	England	Ian Freeman	UFC, Cage Rage, Pancrase
Red Bears(1)	Chicago	Igor Zinoviev

(1)          New team for 2007 season

(2)          New team for 2008 season

To foster athlete safety and a broader acceptance of the sport, we have established our own rules of conduct. Some of our rules of conduct are more stringent than those mandated by state athletic commissions, including bans on certain dangerous moves, such as elbow-strikes to an opponent’s head. Our fights take place in an over-sized, five-rope boxing ring, rather than in a cage, which is typical for competitors’ MMA sporting events.

Strategy

Our objective is to use our MMA league and team business model to become a leader in the creation, production and promotion of live and televised MMA sporting events and to market our content and brands around the world. Using our team and league approach, we seek to build multiple revenue streams much like other professional sports leagues. Key elements of our strategy are to:

•       produce high quality live events, branded programming and consumer products for distribution;

•       expand existing television distribution relationships and develop broader distribution arrangements for branded programming worldwide;

•       increase the licensing and direct sale of IFL branded products through distribution channels;

•       expand our Internet operations to further promote the IFL brand and to develop additional sources of revenue; and

•       form strategic relationships with other sports, media, and entertainment companies to further promote the IFL brand and products.

Operations, Sales and Marketing

Our operations are centered on the following three business components:

•       Live and televised entertainment, which consists of live events in arenas and the distribution of our content on free basic cable, international television, pay-per-view and video-on-demand;

•       Sponsorships and promotions, which consists of sponsorships for live events and televised productions and related promotional opportunities; and

•       Branded merchandise, which consists of the licensing and marketing of our intellectual property.

Live and Televised Entertainment

Live MMA events are the cornerstone of our business, and provide content for our television programming in the United States through Fox Sports Net and in Canada through Rogers Sports Network, a Canadian broadcaster and affiliate of Fox Sports Net. We do not have any arrangement with Rogers Sports Network to distribute our 2007 regular season and have not yet made arrangements with any foreign broadcaster to do so. Each live event is a high-quality production, incorporating original music scores, computer-generated graphics, specialized lighting and in-arena large video screens. Production costs for MMA sporting events, including equipment, insurance, temporary personnel and other live event-specific costs, constitute our largest expense item, contributing an expense of approximately $3.1 million for the nine months ended September 30, 2006.

Live Events.   We hosted our first tournament, “The Legends Championship,” with one live event in April 2006 and one event in June 2006 at the Trump Taj Mahal Hotel & Casino in Atlantic City, New Jersey. These events were promoted through a variety of media outlets, including television, radio, print, the Internet and local grass roots marketing efforts. In September 2006, we launched a four-event live tournament, “The World Team Championship,” with two live events in Portland, Oregon, one in Moline, Illinois and one in Uncasville, Connecticut at Mohegan Sun. During the nine months ended September 30, 2006, we recognized approximately $500,000 of revenue from box office receipts for live events.

We launched our first full regular season of MMA sporting events in January 2007. We added four teams to the league, for a total of twelve teams for the 2007 regular season. We have obtained contracts with the majority of our athletes for the 2007 regular season and are negotiating the remainder. The 2007 season will include a six-month regular season, with a two-month post-season, including semi-final and championship matches. During the regular season, we anticipate that there will be 9 live MMA sporting events, with each team competing three times. The four teams with the best records will continue to compete in the post-season semi-finals and, ultimately, the championship match.

After the 2007 championship match, we expect to host additional live events featuring our standout athletes and all-stars in each weight class in a “Grand Prix” tournament where athletes will compete for weight class titles.

IFL’s team and league structure is scalable to allow for the addition of new teams both domestically and internationally. These new teams, regardless of their origin, can take part in our full season, and support hosting live events outside the United States.

Television Programming.   We produce and own our television programming and video library. The primary television outlet for our programming is Fox Sports Net. During the nine months ended September 30, 2006, during which period the Legends Championship was broadcast, we treated our arrangement with Fox Sports Net as a barter transaction, recognizing an estimated $500,000 in television rights revenues and charging an equivalent amount to cost of revenues.

Under our current television rights agreement, which covers only the broadcasts of The World Team Championship and expires in June 2007, Fox Sports Net has agreed to broadcast ten hours of original MMA programming. The broadcasts will include six one-hour broadcasts, a two-hour season championship finale broadcast and a two-hour Best Damn Sports Show Special broadcast during prime-time. Fox Sports Net previously televised three one-hour segments of “The Legends Championship” in May and June 2006.

On January 15, 2007, we entered into a letter of intent with Fox Cable Networks, Inc. (“Fox”) and MyNetworkTV, Inc. (“MNTV” and, together with Fox, the “Fox Entities”), which set forth certain terms and conditions under which we and the Fox Entities propose to create, promote and distribute IFL mixed martial arts  content through a three-tier television and new media programming alliance.

We and the Fox Entities are obligated to commence good faith negotiations of definitive agreements in respect of the transactions contemplated by the letter of intent, including without limitation a telecast rights agreement, broadcast rights agreement, warrant agreement, master services agreement and limited liability company operating agreement. The definitive agreements are to contain certain provisions consistent with the terms proposed in the letter of intent.

The parties’ obligation to negotiate the definitive agreements will terminate if the definitive agreements are not executed by March 15, 2007, or if the parties mutually agree to terminate negotiations earlier. None of the parties is obligated to consummate the transactions contemplated by the letter of intent, except pursuant to the definitive agreements.

The letter of intent also calls for us and Fox to establish a joint venture to manage and distribute IFL related digital media rights including online/Internet, broadband and mobile/wireless.

Key terms of the proposed definitive agreements are as follows:

Fox Sports Net, Inc. Distribution Agreement

•       The initial term of the agreement would extend for three years commencing January 1, 2007. Thereafter, Fox would retain two consecutive, unilateral three-year options to extend the initial term.

•       FSN would retain exclusive distribution rights to all IFL regular season, playoff and championship events (the “Scheduled Events”) each year of the term, which would consist of no fewer than 22 one-hour late night event programs (the “Programs”), produced by IFL, beginning in the second quarter of 2007.

•       FSN would retain an exclusive right of first refusal to acquire exclusive distribution rights for all other MMA events controlled or created by IFL, and a right to match any third party offer in connection with one grand prix event per year.

•       FSN would retain exclusive U.S. distribution rights for all IFL related video-on-demand and to one pay-per-view event per year.

•       In the event IFL decides to offer international distribution rights, Fox would have an exclusive right of first refusal for the Latin American and Middle Eastern markets which would not include any over-the-air rights.

•       FSN would have the exclusive right to produce all IFL related ancillary programming, with limited ancillary programming rights reserved by IFL.

•       FSN would use its commercially reasonable efforts to clear a telecast of each Program in a minimum of 50 million homes.

•       During the initial term, IFL would be responsible for all production costs of each Program.

•       IFL would also be allocated a limited amount of advertising time on FSN during each Program.

MyNetworkTV Distribution Agreement

•       The initial term of the agreement would extend for one year commencing upon the first 2007 IFL event telecast. Thereafter, Fox would retain two consecutive, unilateral one-year options to extend the initial term.

•       MNTV would have exclusive over-the-air television distribution rights within the United States to the Scheduled Events and would order 22 programs.

•       During the initial term, MNTV would pay IFL $50,000 for the initial telecast and $20,000 for the second telecast of such program, with the amounts increasing in subsequent terms.

•       IFL would also be allocated a limited amount of advertising time on MNTV during each telecast.

Digital Media Rights Joint Venture and Equity

•       Fox and IFL would form a joint venture to manage the digital media rights to all IFL content in perpetuity.

•       Fox would acquire 4,800,000 shares of IFL common stock and a five-year warrant to purchase 1,500,000 shares of common stock at an exercise price of $1.25 per share.

•       Fox and/or an affiliate would pay IFL $6,000,000 in cash upon the closing of the proposed transactions.

•       IFL would grant Fox demand and piggyback resale registration rights with respect to the shares of common stock, including those issuable upon exercise of the warrants.

Although the parties intend to work towards the negotiation and execution of the definitive agreements, there is no assurance that the parties will be able to agree on and enter into the definitive agreements.

International.   We intend to pursue opportunities for expansion into international markets by seeking contracts with local terrestrial, cable and satellite television providers in as many countries as we are able, and by providing our content in local languages. Because of the growing popularity of mixed martial arts throughout the world, we expect a positive response from foreign broadcasters. Rogers Sports Network had rights to distribute our 2006 event programming in Canada through an arrangement with Fox Sports Net. We do not have any arrangement with Rogers Sports Network to distribute our 2007 regular season and have not yet made arrangements with any foreign broadcaster to do so.

Pay-Per-View Television Programming.   We believe that pay-per-view television distribution presents opportunities to generate significant additional revenue. In an effort to build our brand, we are currently distributing television programming for free through basic cable television broadcasting. However, we intend to plan production and distribution of certain live events through pay-per-view television outlets in the future.

Sponsorships and Promotions

We sell sponsorships and promotion opportunities to companies seeking to reach our core target audience of 18- to 34-year-old males. Under our current contract, securing commercial advertisers for the television broadcast of our programming is the sole responsibility of Fox Sports Net. In 2006, sponsorships and promotions were sold separately for the two-event Legend Championship and four-event World Team Championship. We have begun to sell sponsorship and promotional opportunities for full seasons as an overall sponsorship/promotion package, and have already secured a sponsorship agreement with Microsoft Xbox for the full 2007 season. For the nine months ended September 30, 2006, during which we hosted our first four live events, we recognized revenues of approximately $300,000 from sponsorships and promotions.

Sponsorships.   Sponsorships include, among other things, the opportunity to display corporate brand names at our live events and on televised broadcasts. The most highly sought after sponsorship opportunities include painted brands/logos on the fighting canvas in the ring, billboards in the arena and on the television broadcast, the time clock, “tale of the tape,” website banners and advertisements in the event program guide. For our past events, sponsors have included, among others, Microsoft Corporation’s Xbox, the Coca Cola Corporation’s Vault Energy Drink, the Suzuki Motor Corporation, Sandals Resorts, Dale and Thomas Popcorn, Fairtex Inc. and Full Contact Fighter, Inc. Sponsors pay a fee based upon the position of their advertising media and the exposure it will receive during a live event and on television broadcasts. We are currently negotiating sponsorships for the 2007 season.

Promotions.   Promotions are opportunities to tie an advertiser’s brand in with our league, teams or events. Promotion opportunities include product placement and brand associations. At past IFL events, the Suzuki Motor Corporation conducted an ATV give-away and Dale and Thomas Popcorn sampled its popcorn products. We have continued to build momentum with sponsors as evidenced by our recent agreement with Sandals Resorts, a leading resort owner and operator. The Sandals sponsorship demonstrates our ability to attract sponsors from a broad range of industries beyond our initial sponsors in video games and beverages. As our brand grows, we expect to earn revenues by creating promotions with companies and brands seeking to benefit from the popularity of IFL and the exposure received from appearing at our live events and on televised broadcasts.

Branded Merchandise

Licensing.   The licensing of IFL and team names, logos and copyrighted works on a variety of retail products presents a further opportunity to generate revenues, and this licensing may become one of our largest sources of revenue. As our brand grows, we expect to pursue greater opportunities to expand our licensing efforts through a more comprehensive licensing program. To date, revenues from branded merchandise have not been material. Given the profit margins and nature of our sports business, we expect video games, apparel and sportswear to be the biggest revenue generating categories of licensed products.

We have three existing license agreements. The first is with Bioworld Merchandising to design, develop and sell a line of IFL-branded hats and bags to retailers. Bioworld is an industry leader in developing accessories for music, entertainment, and branded properties, including Superman, the Sopranos, the Simpsons, Guinness and Cadillac. The second license is with International Sunprints, a full service apparel manufacturer and distributor. International Sunprints provides clothing to major retail chains, such as Target, Wal-Mart, JC Penney, Dillard’s, and Mervyns. Lastly, Full Contact Fighter, Inc., a leading manufacturer of high quality professional fighting gear, makes certain performance products on a non-exclusive basis. The license agreements with Bioworld and International Sunprints anticipate retail distribution of IFL-branded products during 2007. Certain select products already are offered for sale at our live venues and through our website. We earn a royalty for each item of IFL-branded merchandise that is sold.

We have engaged 360ep, Inc., an agency specializing in marketing, promotion and licensing to help generate opportunities to exploit all of our team names, logos and copyrighted works. Under these arrangements, 360ep will help develop licensing opportunities for us and work with licensees and potential licensees to create retail promotions using our brands. We anticipate that we will receive initial advanced guarantees with royalty payments of approximately 5% to 10% of the net proceeds from sales of licensed products, depending on the product type. 360ep will receive a percentage of the royalties and other fees that it generates for us.

Home Video.   We expect to pursue opportunities in the home video market by licensing, on a distribution fee and/or royalty basis our growing video library to third parties to develop, produce, manufacture, and sell DVDs for the home video market. Our video library includes proprietary material from our live events, television broadcasts, special events and behind the scenes of live events.

In September 2006, we entered into a letter of intent with Warner Home Video, a division of Warner Bros. Home Entertainment, which sets forth the terms and conditions under which Warner Home Video would distribute IFL mixed martial arts content on a worldwide basis directly to consumers via DVD, electronic sell through and similar media. The distribution agreement would have a term of three years. Under the proposed terms, Warner Home Video would collect the proceeds from the sale of IFL home video products, and would remit the proceeds to us less Warner Home Video’s distribution fee and certain allowable costs associated with the marketing, promotion and distribution of the home video products. We have commenced good faith negotiations with Warner Home Video to conclude a definitive agreement containing provisions consistent with the proposed terms of the letter of intent. We cannot assure you that any of these negotiations will result in the execution of a definitive agreement.

Digital Media.   We use our website, www.ifl.tv, to create a community for our fans, to promote IFL brands, teams and fighters, to market and distribute our products and services and to create awareness for our live events and television broadcast schedule. Through www.ifl.tv, our fans are able to obtain the latest IFL news and information and experience archived video and audio clips of IFL athletes and media events. We also use our website for e-commerce. We promote www.ifl.tv on our televised programming, at live events, and on all collateral marketing materials.

Competition

We are a growth stage company and are constantly seeking to increase our fan base. The MMA industry is also rapidly growing and evolving, and we face competition from other promoters of MMA sporting events, including the UFC, owned by Zuffa, LLC, a widely known MMA promoter in the United States. UFC produces MMA events for cable television through its agreement with SpikeTV and for pay-per-view audiences. Other U.S. based MMA competitors include Strikeforce and the World Fighting

Alliance. Most promoters operate on an event-by-event basis and rely on the presence of a few well-known athletes to promote their events and, other than the UFC, have not been available on free television.

With MMA enjoying popularity on a global basis, we face competition from a variety of non-U.S. based organizations. Pride Fighting is a Japan-based organization that draws significant live event and television audiences. Pride, owned by Japanese parent company Dream Stage Entertainment, hosted its first event in Tokyo in 1997. Pride organized its first U.S.-based event in October 2006 and has plans to hold additional U.S. events in the future. Pride recently lost its free television distribution deal with Fuji TV and is now only available via pay-per-view. Pride draws upon a global talent pool for its events with many fighters coming from the United States, Brazil and Europe. In addition to these larger organizations that enjoy global followings, we will compete with local market based organizations.

For our live and television audiences, we face competition from other professional and college sports as well as from other forms of live, filmed and televised entertainment and other leisure activities. We compete with entertainment companies, professional and college sports leagues and other makers of branded apparel and merchandise for the sale of our branded merchandise.

Trademarks and Copyrights

Intellectual property is material to all aspects of our operations, and we expend substantial cost and effort in an attempt to maintain and protect our intellectual property and to avoid infringing other parties’ intellectual property. We have a portfolio of trademarks and service marks and maintain a catalog of copyrighted works, including copyrights to our television programming and photographs.

When necessary, we intend to enforce our intellectual property rights by, among other things, searching the Internet to detect unauthorized use of our intellectual property, seizing goods that feature unauthorized use of our intellectual property and seeking restraining orders and/or damages in court against individuals or entities infringing upon our intellectual property rights. Our failure to curtail piracy, infringement or other unauthorized use of our intellectual property rights effectively could adversely affect our operating results.

Insurance

We currently have three general liability insurance policies:  one for our New York office, one for our Nevada office and a special events policy for MMA events. For each event hosted to date, we have purchased event-specific insurance that met or exceeded the requirements of the relevant state athletic commissions.

Regulation

Live Events

In various states in the United States and some foreign jurisdictions, athletic commissions and other applicable regulatory agencies require us to obtain licenses for promoters, medical clearances and/or other permits or licenses for fighters and/or permits for events in order to promote and conduct live events. If we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting live events in that jurisdiction. The inability to present live events could lead to a decline in the various revenue streams we generate from live events, which could adversely affect our operating results.

Television Programming

The production and distribution of television programming by independent producers is not directly regulated by the federal or state governments, but the marketplace for television programming in the United States is substantially affected by government regulations applicable to, as well as social and political influences on, television stations, television networks and cable and satellite television systems and channels. We voluntarily designate the suitability of our television programming using standard industry practices. A number of governmental and private sector initiatives relating to the content of media programming have been announced. Changes in governmental policy and private sector perceptions could further restrict our program content and adversely affect our viewership levels and operating results.

Employees

As of November 1, 2006, we had 23 employees, with 16 employees located in New York City and an additional seven located in Las Vegas. We believe that our relationships with our employees are generally good. None of our employees is represented by a union.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

We, two of our officers and two IFL employees, had been named as defendants in a civil action filed in Clark County, Nevada by Zuffa, LLC seeking unspecified monetary, exemplary and injunctive relief. The complaint alleged that IFL and its officers and employees misappropriated the plaintiff’s trade secrets and intentionally interfered with its business relationships. In October 2006, the action was settled and all claims and liabilities relating thereto were released.

Facilities

Our principal office is located in New York City, New York, where we lease 4,300 square feet of office space pursuant to a lease that expires in August 2010. We have a one-year lease for an office in Las Vegas, Nevada, expiring in January 2008. If we require additional space, we believe that we will be able to obtain such space on commercially reasonable terms.

MANAGEMENT

Changes in Directors and Executive Officers

As part of Merger, our two existing directors and Old IFL’s three existing directors were elected as our directors, and Old IFL’s officers became our officers, except that upon the consummation of the Merger, Salvatore A. Bucci, our President and Chief Executive Offer before the Merger, resigned from these positions and was appointed as our Chief Financial Officer, Executive Vice President and Treasurer.

Directors and Executive Officers

The following persons are our executive officers and directors, and hold the offices set forth opposite their names:

Name	Age	Position
Gareb Shamus	38	Chairman of the Board of Directors, Chief Executive Officer and President
Kurt Otto	36	Vice Chairman of the Board of Directors and Commissioner
Salvatore A. Bucci	51	Director, Chief Financial Officer, Executive Vice President and Treasurer
Richard J. Kurtz	66	Director
Michael Molnar	45	Director

Gareb Shamus has been the Chairman of our board of directors, our Chief Executive Officer and President since the Merger. Prior to the Merger, Mr. Shamus held the same positions with Old IFL. Mr. Shamus is also currently the Chairman and a director of the Wizard Entertainment Group, a magazine publisher and convention promoter focused primarily on the comic book, toy, gaming, action figure and anime/manga industries. Mr. Shamus has appeared numerous times as a commentator on pop-culture on CNN, CNBC, NBC, ABC, CBS and FOX and in many newspapers and magazines, including The New York Times, The Wall Street Journal, USA Today, Newsweek, Time, Variety and Inc. Magazine. Mr. Shamus founded Wizard in 1991 shortly after graduating from the State University of New York at Albany with a Bachelor of Arts degree in Economics, Magna Cum Laude.

Kurt Otto has been the Vice Chairman of our board of directors and our Commissioner since the Merger. Prior to the Merger, Mr. Otto held the same positions with Old IFL. Mr. Otto is also currently an Associate at FDS Architecture, a leading New Jersey architecture firm, which he joined in 1997, and a partner in Timeless Estates, a luxury residential land developer in northern New Jersey. Mr. Otto is currently a 2nd degree black belt in tae-kwon do and is studying jiu-jitsu under world champion Renzo Gracie. Mr. Otto has had a lifelong passion for martial arts, which he has been studying for nearly 30 years and teaching for over 15 years. Mr. Otto graduated from the Pratt Institute in 1994 with a Bachelor of Architecture degree.

Salvatore A. Bucci has been one of our directors since May 2002 and our Chief Financial Officer, Executive Vice President and Treasurer since the Merger. Prior to the Merger, Mr. Bucci was our President and Chief Executive Officer since February 2001. Mr. Bucci joined us in May 2000 as Senior Vice President and Chief Financial Officer and was appointed our Executive Vice President and Chief Financial Officer in October 2000. Prior to joining us, Mr. Bucci was Senior Vice President and Chief Financial Officer of DeGeorge Financial Corporation, a publicly traded financial services and contract fulfillment company and was also President and a director of DeGeorge Capital Corp., its mortgage banking subsidiary. Prior to his 1995 to 1999 employment at DeGeorge, Mr. Bucci served in senior financial roles in the development of several emerging growth businesses, including as Chief Financial Officer of MHI, Ltd., a privately held hospitality company, and also as Vice President, Financial Services for First National Realty Associates, Inc., a publicly traded realty brokerage company, during its conversion to public ownership. Previously, Mr. Bucci held management positions in the mortgage banking and realty brokerage divisions of Merrill Lynch. Mr. Bucci, a Certified Public Accountant, began his career with Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers LLP.

Richard J. Kurtz has been one of our directors since January 2000. Mr. Kurtz also has been the Chairman of the Board of Directors of LaPolla Industries, Inc., a publicly traded corporation in the sealant and coating business, since February 1999. For over twenty years, Mr. Kurtz has been the President and Chief Executive Officer of the Kamson Corporation, a privately held corporation which owns and operates real estate investment properties in the Northeastern United States. Mr. Kurtz received his Bachelor of Arts from the University of Miami in 1962.

Michael Molnar has been one of our directors since the Merger. Prior to the Merger, Mr. Molnar was a director of Old IFL since April 2006. Mr. Molnar is currently a Managing Director at Banc of America Securities, which he joined in March 2005 and is responsible for institutional product sales to middle market clients in both the debt and equity markets. From 2001 until 2005, Mr. Molnar was a Managing Director at Citigroup, responsible for middle market institutional sales. From March 2000 to October 2000, Mr. Molnar was the President and Chief Operating Officer of Tradescape.com, an electronic trading and brokerage firm, which was subsequently acquired by E Trade Group. Before joining Tradescape.com, Mr. Molnar was a Managing Director at Citigroup responsible for Global Retail Sales and trading for individual investors and small institutions from 1993 through 2000 and, prior to that, he was a Vice President at Lehman Brothers, where he worked from 1987 to 1993 in equity sales and trading. Mr. Molnar graduated from Boston University in 1983 with a Bachelor of Science degree in Business Administration.

Family Relationships

There are no family relationships among the individuals comprising our board of directors, management and other key personnel.

Board Committees

The Board intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert.” Additionally, the Board is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by the Board, the full Board will undertake the duties of the audit committee, compensation committee and nominating committee.

Code of Ethics

We have not formally adopted a written code of ethics that applies to our principal executive officer, principal financial officer, or persons performing similar functions. Based on our small size and limited financial and human resources, we did not adopt a written code of ethics prior to the Merger. We intend to formalize and adopt a written code of ethics now that we have acquired an operating business.

Compensation Committee Interlocks and Insider Participation

During 2006, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of a compensation committee. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

Following the Merger on November 29, 2006, Gareb Shamus became the Chairman of our board of directors and our Chief Executive Officer and President, Mr. Otto became Vice Chairman of our board of directors and our Commissioner and Mr. Bucci resigned as our Chief Executive Officer and President but was appointed our Chief Financial Officer, Executive Vice President and Treasurer. Mr. Bucci was our sole executive officer during fiscal 2006 for the period prior to the Merger. Although International Fight League, LLC, the predecessor to Old IFL, was formed in March 2005, Old IFL’s business activities did not commence until January 2006. As a result, Old IFL did not accrue or pay any compensation to its executive officers prior to 2006.

With respect to our executive compensation policies, the board of directors had determined that until a business combination or other strategic transaction was completed, we would continue to compensate our then sole executive officer on a basis commensurate with prior cash compensation and benefit levels, as equity incentives were not a meaningful element of compensation while we were a shell corporation without an operating business.

Now that we have acquired the mixed martial arts sports league business of Old IFL and are rounding out our management team, our board of directors has begun reviewing and modifying, as necessary, our executive compensation policies in light of our current status as an operating company. This review will be conducted with the goal of compensating our executives so as to maximize their, as well as our, performance.

Our board of directors does not currently have a compensation committee. However, we are in the process of identifying and seeking to retain additional non-employee board members who meet the independence requirements of the national securities exchange whose independence requirements we elect to follow. We expect that these independent directors will form our compensation committee. We further expect that the compensation committee will annually evaluate individual executive performance with a goal of setting compensation at levels it believes are comparable with executives in other companies of similar size and stage of development in similar industries while taking into account our relative performance and our own strategic goals.

Elements of Compensation

The compensation received by our executive officers consists of the following elements:

Mr. Bucci was our sole executive officer during fiscal 2005 and during fiscal 2006 for the period prior to the Merger.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience. Base salaries will be reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus

In addition to base salaries, we have the ability to award discretionary annual bonuses to our executive officers. We have not yet formulated the bases upon which we will grant discretionary bonuses to our executive officers. We may increase the annual bonus paid to our executive officers at our discretion.

Stock Options

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock option plan has been established to provide our executive officers and other employees with incentives to help align those employees’ interests with the interests of our stockholders. Our board of directors believes that the use of stock option awards represents a significant means for achieving our compensation goals.

Historically, we have granted stock options to our executive officers at the time of their hire and at such other times as the board of directors has deemed appropriate, such as in connection with a promotion or upon nearing full vesting of prior options. In general, the number of shares of common stock underlying the stock options granted to each executive has reflected the significance of that executive’s current and anticipated contributions to us.

The value that may be realized from exercisable options depends on whether the price of the common stock at any particular point in time accurately reflects our performance. However, each individual optionholder, and not the board of directors, makes the determination as to whether to exercise options that have vested in any particular year.

During 2005 and during 2006 for the period prior to the Merger, Mr. Bucci was not granted any stock options given our lack of an operating business. We did not grant any stock options to our executive officers during 2006. As we formulate our new compensation policies as a result of new operations, we expect to grant our executive officers stock options.

Severance Benefits

As we are still compensating Mr. Bucci, our Chief Financial Officer, in accordance with the terms of his former employment agreement, Mr. Bucci would be entitled to a severance payment in the event we terminate his employment without cause as specified in the agreement. In addition, any outstanding unvested options held by Mr. Bucci would become immediately vested and exercisable. Our primary reason for including the severance benefits in his compensation package had been to retain his services while we were a shell company. For a further description of these severance benefits, see “—Executive Employment Contract” below.

Change of Control Benefits

As we are still compensating Mr. Bucci, our Chief Financial Officer, in accordance with the terms of his former employment agreement, Mr. Bucci would be entitled to a payment in the event he terminates his employment as a result of the occurrence of a change of control of IFL as specified in the agreement. In addition, any outstanding unvested options held by Mr. Bucci would become immediately vested and exercisable. Our primary reason for including the change of control benefits in his compensation package had been to retain his services while we were a shell company. For a further description of these change of control benefits, see “—Executive Employment Contract” below.

In addition, our 2006 equity incentive plan provides that in the event that:

•       we merge or consolidate with another corporation,

•       there is an exchange of substantially all of our outstanding stock for shares of another entity in which our stockholders will own less than 50% of the voting shares of the surviving entity or

•       we sell substantially all of our assets,

then, unless otherwise provided in a grantee’s option or award agreement, each outstanding and unexercised stock option or stock award may be assumed by the successor corporation or an equivalent option or stock award will be substituted by the successor. If, however, the successor does not assume the stock options and stock awards or substitute equivalent stock options or stock awards, then each outstanding and unexercised stock option and stock award will become exercisable for a period of at least 20 days prior to the effective date of such transaction and our right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse. Any stock options, or stock awards that are not exercised during such 20-day period shall terminate at the end of such period. We have not yet granted any stock options or stock awards to our executive officers under the 2006 equity incentive plan.

Other Compensation

Consistent with our compensation philosophy, we intend to provide certain benefits and perquisites for our executive officers that we consider necessary to offer competitive opportunities to our officers. All benefit and perquisite compensation is subject to future revision, amendment and enhancement that we deem advisable.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. Although the limitations of Section 162(m) generally have not been of concern to us while we were a shell corporation, we intend to consider the requirements of Section 162(m) in developing our compensation policies now that we are an operating company.

Role of Executive Officers in Executive Compensation

The compensation that we paid to Messrs. Shamus and Otto during 2006 was paid in accordance with the terms of their existing employment arrangements with Old IFL. As directors of Old IFL, which was a privately held corporation, each of Messrs. Shamus and Otto participated in the determination and approval of their compensation.

The compensation that we paid to Mr. Bucci during 2006 was paid in accordance with the terms of Mr. Bucci’s prior employment agreement which were determined by our board of directors in 2001.

Executive Employment Contract

Provided below is information concerning the employment arrangement that we have entered into with our Chief Financial Officer.

Salvatore A. Bucci.   On May 25, 2000, we and Mr. Bucci entered into an employment agreement (the “Original Agreement”) providing for Mr. Bucci to serve as our Senior Vice President and Chief Financial Officer for a period of two years. On October 6, 2000, Mr. Bucci was appointed Executive Vice President and Chief Financial Officer and on February 9, 2001, Mr. Bucci was named President and Chief Executive Officer. The Original Agreement entitled Mr. Bucci to receive a minimum annual base salary of $150,000 and a minimum annual bonus of $25,000, which minimum annual bonus was required to be paid to Mr. Bucci in quarterly installments over the term of the Original Agreement. The amount of Mr. Bucci’s actual bonus was to be determined annually by the compensation committee in light of his and our performance over the prior year. Mr. Bucci also received an option to purchase 325,000 shares of common stock (which amount was reduced to 16,250 shares as result of the reverse stock split), with vesting to occur in equal annual installments over a four-year period. If we terminate Mr. Bucci’s employment without cause, or if Mr. Bucci terminates his employment because there has been a change of control of IFL, then Mr. Bucci is entitled to receive:

•       severance payments in a lump sum equal to one-half of his most recent base salary plus one-half of the amount of cash bonus most recently awarded; and

•       immediate vesting and exercisability of any unvested options then held by Mr. Bucci.

Effective with Mr. Bucci’s prior appointment as President and Chief Executive Officer, we and Mr. Bucci amended the terms of the Original Agreement (the “Amended Agreement”). The Amended Agreement provided for:

•       a minimum annual base salary of $200,000, effective January 1, 2001;

•       a bonus of $25,000, which was paid upon execution of the Amended Agreement; and

•       the elimination of the minimum annual bonus.

The Amended Agreement expired on May 25, 2002. We have continued the employment of Mr. Bucci as our Chief Financial Officer, Executive Vice President and Treasurer upon the salary and with the health benefits and other perquisites as were provided in the Amended Agreement.

During 2006, no options or other equity-based awards were granted and Mr. Bucci’s compensation was not adjusted.

2006 Equity Incentive Plan

Summary of the Plan

Our 2006 Equity Incentive Plan, which was approved by our stockholders on November 27, 2006, provides for the grant of up to 5,000,000 post-reverse-stock-split shares of common stock pursuant to incentive stock options or nonqualified stock options (together with incentive stock options, “Stock Options”), stock purchase rights, stock appreciation rights and restricted and unrestricted stock awards (the latter three, collectively, “Stock Awards”) for employees, directors and consultants. Such shares are currently authorized and unissued, but reserved for issuance under the plan. No more than 500,000 shares of common stock may be awarded to any eligible participant in the plan with respect to Stock Options or Stock Awards during any calendar year.

The plan has a term of ten years. Accordingly, no grants may be made under the plan after November 27, 2016, but the plan will continue thereafter while previously granted Stock Options or Awards remain outstanding and unexercised.

Administration of the Plan

The plan will be administered by a committee appointed by the board of directors (the “Committee”) comprised of at least two members of the board of directors. The Committee’s membership shall be made up entirely of members of the board of directors who qualify as “non-employee directors,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors,” within the meaning of the Department of Treasury Regulations issued under Section 162(m) of the Internal Revenue Code of 1986.

The Committee has the power and authority to make grants of Stock Options or Stock Awards or any combination thereof to eligible persons under the plan, including the selection of such recipients, the determination of the size of the grant, and the determination of the terms and conditions, not inconsistent with the terms of the plan, of any such grant including, but not limited to:

•       approval of the forms of agreement for use

•       the applicable exercise price;

•       the applicable exercise periods;

•       the applicable vesting period;

•       the acceleration or waiver of forfeiture provisions; and

•       any other restrictions or limitations regarding the Stock Option or Stock Award.

The Committee also has the authority, in its discretion, to prescribe, amend and rescind the administrative rules, guidelines and practices governing the plan as it shall from time to time deem advisable. The Committee may construe and interpret the terms of the plan and any Stock Options or Stock Awards issued under the plan and any agreements relating thereto and otherwise supervise the administration of the plan. In addition, the Committee may modify or amend each Stock Option or stock purchase right granted under the plan. All decisions made by the Committee pursuant to the provisions of the plan are final and binding on all persons, including us and all plan participants.

Eligibility

Employees and directors of, and consultants providing services to, us are eligible to be granted non-qualified stock options and Stock Awards under the plan. Our employees are also eligible to receive incentive stock options. The Committee shall select from among the eligible persons under the plan as recommended by our senior management, from time to time in its sole discretion, to make certain grants of Stock Options or Stock Awards, and the Committee shall determine, in its sole discretion, the number of shares covered by each award.

Stock Options

Stock Options may be granted to eligible persons alone or in addition to Stock Awards under the plan. Any Stock Option granted under the plan shall be in such form as the Committee shall from time to time approve, and the provisions of a Stock Option award need not be the same with respect to each optionee. Recipients of Stock Options must enter into a stock option agreement with us, in the form determined by the Committee, setting forth the term, the exercise price and provisions regarding exercisability of the Stock Options granted thereunder. The Committee may grant either incentive stock options or non-qualified stock options or a combination thereof, but the Committee may not grant incentive stock options to any individual who is not one of our employees. To the extent that any Stock Option does not qualify as an incentive stock option, it shall constitute a separate non-qualified stock option. The Committee may not grant to any employee incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Incentive stock options and nonstatutory stock options may not be granted at less than the fair market value of the underlying common stock at the date of the grant. Incentive stock options may not be granted at less than 110% of fair market value if the employee owns or is deemed to own more than 10% of the combined voting power of all classes of our stock at the time of the grant. Stock Options can be exercisable at various dates, as determined by the Committee and will expire no more than 10 years from the grant date, or no more than five years for any Stock Option granted to an employee who owns or is deemed to own 10% of the combined voting power of all classes of our stock.

Once vested, Stock Options granted under the plan are exercisable in whole or in part at any time during the option period by giving written notice to us and paying the option price:

•       in cash or by certified check;

•       through delivery of shares of common stock having a fair market value equal to the purchase price; or

•       a combination of these methods.

The Committee may also permit cashless exercises of Stock Options.

Stock Options issued under the plan may not be transferred other than by will or by the laws of descent and distribution. During an optionee’s lifetime, a Stock Option may be exercised only by the optionee. Unless otherwise provided by the Committee, Stock Options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for three months thereafter, or for twelve months thereafter if the optionee’s employment is terminated due to their death or disability.

Stock Appreciation Rights

Stock appreciation rights may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. The Committee will determine the number of shares of common stock to which the stock appreciation rights shall relate. Each stock appreciation right will have an exercise period determined by the Committee not to exceed 10 years from the grant date. Upon exercise of a stock appreciation right, the holder will receive cash or a number of shares of common stock equal to:

(x)          the number of shares for which the stock appreciation right is exercised multiplied by the appreciation in the fair market value of a share of common stock between the stock appreciation right grant date and exercise date, divided by

(y)          the fair market value of a share of common stock on the exercise date of the stock appreciation right.

Stock Purchase Rights

Stock purchase rights may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. A stock purchase right allows a recipient to purchase a share of common stock at a price determined by the Committee. Unless otherwise determined by the Committee, we will have the right to repurchase the shares of common stock acquired upon exercise of the stock purchase right upon the recipient’s termination of service, for any reason, prior to the satisfaction of the vesting conditions established by the Committee. Unless otherwise determined by the Committee, our right of repurchase will lapse as to 1/6th of the purchase shares on the date that is six months after the grant date, and as to an additional 1/6th of such shares every six months thereafter. Upon exercise of a stock purchase right, the purchaser will have all of the rights of a stockholder with respect to the shares of common stock acquired.

Stock purchase rights may not be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime, a purchase grant may be exercised only by the recipient. Unless otherwise determined by the Committee, if a recipient’s service to us terminates for any reason, all stock purchase rights held by the recipient will automatically terminate.

Restricted and Unrestricted Stock Awards

Restricted and unrestricted stock awards may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. Shares of common stock granted in connection with a restricted stock award are generally subject to forfeiture upon:

•       termination of the recipient’s service with us prior to vesting; or

•       the failure by the recipient to meet performance goals established by the Committee as a condition of vesting.

Shares of common stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse. Unless otherwise determined by the Committee, holders of shares of common stock granted in connection with a restricted stock award have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock. Unrestricted stock awards are outright grants of shares of common stock that are not subject to forfeiture.

Effect of Certain Corporate Transactions

If:

•       we merge or consolidate with another corporation,

•       there is an exchange of substantially all of our outstanding stock for shares of another entity in which our stockholders will own less than 50% of the voting shares of the surviving entity or

•       we sell substantially all of our assets,

then, unless otherwise provided by the Committee in a grantee’s option or award agreement, each outstanding and unexercised Stock Option or Stock Award may be assumed by the successor corporation or an equivalent option or stock award will be substituted by the successor. If, however, the successor does not assume the Stock Options and Stock Awards or substitute equivalent stock options or stock awards, then each outstanding and unexercised Stock Option and Stock Award will become exercisable for a period of at least 20 days prior to the effective date of such transaction and our right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse. Any Stock Options, or Stock Awards that are not exercised during such 20-day period shall terminate at the end of such period.

Stock Options and Stock Awards made under the plan will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company.

1998 Equity Incentive Plan

Summary of the Plan

Under our 1998 Equity Incentive Plan, which amended and restated our 1989 Stock Plan, we originally were permitted to grant stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock and stock units (“Awards”) to our employees and consultants and those of our affiliates up to a maximum of 4,800,000 shares. In February 2000, the board of directors approved an amendment to the 1998 plan to increase the number of shares covered by the 1998 plan by 6,000,000, to 10,800,000, subject to adjustment for stock splits and similar capital changes. The amendment was approved by our stockholders at our June 19, 2000 annual meeting of stockholders. Following the reverse stock split, there are 270,401 shares available for future grants under the 1998 plan. However, as a result of the adoption of our 2006 Equity Incentive Plan, we do not intend to make any additional Awards under the 1998 Equity Incentive Plan. Following the reverse stock split, options to purchase an aggregate of 264,772 shares of common stock were outstanding under the 1998 plan. At December 31, 2006, options to purchase an aggregate of 263,935 shares of common stock were outstanding under the 1998 plan.

The purpose of the 1998 plan was to enable us to attract and retain key employees and consultants, to provide incentives for them to achieve long-range performance goals and to enable them to participate in our long-term growth.

Options could be granted under the 1998 plan through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award under the 1998 plan.

Administration and Eligibility

Awards had been made by a committee designated by the board of directors to administer the 1998 plan. The committee was authorized to delegate to one or more officers the power to make awards under the 1998 plan to persons other than our officers who are subject to the reporting requirements of Section 16 of the Exchange Act. Awards under the 1998 plan have been made at the discretion of the committee, which determined the recipients and established the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable.

The 1998 Plan provided for the granting of incentive stock options and non-statutory stock options. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value per share of the Company’s common stock, on the date of grant.  In the case of non-statutory options, the exercise price shall be determined by the committee. All stock options under the 1998 plan have been granted at exercise prices at least equal to the fair market value of the common stock on the date of grant.

The options either were exercisable immediately on the date of grant or became exercisable in such installments as the committee may specify, generally over a four-year period. Each option expires on the date specified by the committee, but not more than ten years from the date of grant in the case of incentive stock options (five years in other cases).

Summary Compensation Table

The following table summarizes our estimate of the total compensation awarded to our Chief Executive Officer, Chief Financial Officer and other named executive officers in 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)	Total ($)
Gareb Shamus	2006	60,000	(1)	0	0	60,000
Chief Executive Officer and President
Kurt Otto	2006	60,000	(1)	0	0	60,000
Commissioner
Salvatore Bucci	2006	188,301		0	0	188,301
Chief Financial Officer, Executive Vice President
and Treasurer

(1)          Effective July 1, 2006, each of Messrs. Shamus and Otto has been employed by us or Old IFL pursuant to an aggregate annual base salary of $120,000. Effective January 1, 2007, we increased each of their annual base salaries to $250,000.

Salvatore A. Bucci served as our Chief Executive Officer from February 2001 until the Merger on November 29, 2006. Pursuant to his amended employment agreement, which expired on May 25, 2002, Mr. Bucci was entitled to receive a base salary of $200,000 per annum. Mr. Bucci was also eligible to receive bonus compensation, which amount and form are determinable and at the discretion of the compensation committee or the board of directors of the Company. Since that date, we had continued the employment of Mr. Bucci as our Chief Executive Officer upon the salary and with the health benefits and other perquisites as were provided in the amended employment agreement. Notwithstanding, Mr. Bucci voluntarily reduced his base salary for a portion of 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to our CFO that were outstanding at the end of fiscal 2006:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date
Salvatore A. Bucci	16,250(1)	$1.09	5/25/10

(1)          Reflects the effect of the 1-for-20 reverse stock split on November 29, 2006, which reduced to 16,250 the 325,000 shares originally issuable upon exercise of such options.

Potential Payments Upon Termination

In the event that we terminate Mr. Bucci’s employment without cause, he would be entitled to:

•       severance payments in a lump sum equal to one-half of his most recent base salary plus one-half of the amount of cash bonus most recently awarded; and

•       immediate vesting and exercisability of any unvested options then held by him.

Cash Severance

If Mr. Bucci was terminated as set forth above at December 31, 2006, he would be entitled to a lump-sum cash payment in the amount of $112,500.

Equity Awards

If Mr. Bucci was terminated as set forth above at December 31, 2006, Mr. Bucci would not receive accelerated vesting of his outstanding stock options as all of his options already are fully vested.

Potential Payments Upon a Change of Control

Cash Severance

If Mr. Bucci terminated his employment following a change of control of IFL as set forth above at December 31, 2006, he would be entitled to a lump-sum cash payment in the amount of $112,500.

Equity Awards

If Mr. Bucci terminated his employment following a change of control of IFL as set forth above at December 31, 2006, Mr. Bucci would not receive accelerated vesting of his outstanding stock options as all of his options already are fully vested.

Compensation of Directors

There are presently no arrangements providing for payments to directors for director or consulting services. We expect to establish these arrangements shortly now that we have operating business.

Limitation on Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law grants us the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of IFL, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of IFL, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification, however, shall be made in connection with any proceeding brought by or in the right of IFL where the person involved is adjudged to be liable to IFL except to the extent approved by a court. Under Section 145, to the extent that one of our present or former directors or officers is successful on the merits or otherwise in defense of any of these actions, suits or proceedings, or in defense of any claim, issue or matter, we must indemnify the director or officer against expenses, including attorneys’ fees, that the director or officer actually and reasonably incurs because of the action, suit or proceeding.

Under Section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he believes he has met the standards and will personally repay the expenses if it is determined that the officer or director did not meet the standards. Under our certificate of incorporation, we will not indemnify any person who seeks indemnification in connection with a proceeding initiated by such officer or director unless the initiation was approved by the board of directors.

Article Eighth of our certificate of incorporation provides that we shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of IFL, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. This indemnification may include the advancement of expenses to an indemnified person upon the person’s written undertaking to repay the advancement if it is ultimately determined that the person is not entitled to indemnification under Article Eighth. The indemnification provided for in Article Eighth is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article Eighth permits the board of directors to authorize the grant of indemnification rights to other employees or agents of IFL or other persons serving IFL and such rights may be equivalent to, or greater or less than, those set forth in Article Eighth.

Article V, Section 1 of our by-laws authorizes us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of IFL, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by the person in any such capacity or arising out of the person’s status as such.  In accordance with these provisions, we maintain liability insurance for the benefit of our officers and directors.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our certificate of incorporation eliminates a director’s personal liability for monetary damages to us and our stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, the unlawful payment of dividends, the unlawful repurchase or redemption of stock or an improper personal benefit.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. A stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no material relationships between us and our current directors and executive officers other than the transactions and relationships described below:

Loans from Directors, Officers, Stockholders and Affiliated Parties

On October 8, 2003, Paligent entered into a promissory note with Richard J. Kurtz, then our principal stockholder and one of our directors, under which we received loans to meet our operating costs. The loan was evidenced by a promissory note that we issued to Mr. Kurtz. The loan bears interest at 8% per annum, and after its first anniversary, the outstanding loan amount was payable on demand. As of the Merger, the aggregate balance of principal and interest due under the promissory note was $920,000, consisting of $840,000 in principal and $80,000 of accrued interest. Mr. Kurtz converted $651,000 of the amount outstanding under the note into 1,627,500 shares of our common stock immediately following the Merger at the rate of $0.40 per share. Immediately following the debt conversion, the balance of principal and interest owed to Mr. Kurtz under his promissory note with Paligent was $269,000.

On August 1, 2006, Old IFL entered into a promissory note with Mr. Kurtz, which loan was evidenced by a promissory note that Old IFL issued to Mr. Kurtz. Through December 2006, Mr. Kurtz has loaned Old IFL and us an aggregate of $4.9 million to fund MMA operations. The loans bore interest at 8% per annum and were repayable upon the earlier of:

•       the first anniversary of the promissory note, or August 1, 2007; and

•       the first funding of debt and/or equity capital subsequent to the Merger that results in aggregate net cash proceeds to Old IFL of not less than $5 million.

As a result of our December 2006 private placement, we were required to and did repay all of our outstanding indebtedness plus accrued interest owed to Mr. Kurtz using approximately $5.2 million of the net proceeds from the private placement.

Securities Transactions with Old IFL

On June 16, 2005, Mr. Kurtz advanced $25,000 to Old IFL to help defray start-up costs. In January 2006, in connection with Old IFL’s private placement of its Series A preferred stock, Mr. Kurtz converted his earlier $25,000 advance to IFL into 111,111 shares of Old IFL Series A Preferred Stock at a conversion price of $0.225 per share. On April 26, 2006, Mr. Kurtz invested an additional $1,000,000 and received 4,444,444 shares of Old IFL Series A preferred stock at a purchase price of $0.225 per share. At the time of the Merger, Mr. Kurtz owned 4,555,555 shares of Old IFL preferred stock, which together with accrued dividends of $49,513 thereon, were converted into 4,775,610 shares of Old IFL common stock immediately prior to the Merger at a conversion price of $0.225 per share. These shares of Old IFL common stock subsequently were converted into 4,930,213 shares of IFL common stock in the Merger.

On January 11, 2006, pursuant to a merger agreement between the LLC and Old IFL, Gareb Shamus, Kurt Otto and Keith Otto, who were all of the members of the LLC, exchanged their respective member interests in the LLC for 7,200,000, 9,000,000 and 1,800,000 shares, respectively, of Old IFL common stock. As a result of the Merger, those shares of Old IFL common stock were converted into 7,433,089, 9,291,361, and 1,858,272 shares of IFL common stock, respectively.

In January 2006, in connection with Old IFL’s private placement of its Series A preferred stock, GSE, Inc., and entity controlled by Mr. Shamus, purchased 444,444 shares of Old IFL Series A Preferred Stock at a price of $0.225 per share. Immediately prior to the Merger, these shares of Old IFL Series A Preferred Stock, together with accrued dividends of $6,926 thereon, were converted into 475,226 shares of Old IFL common stock at a conversion price of $0.225 per share. These shares of Old IFL common stock subsequently were converted into 490,611 shares of IFL common stock in the Merger.

Lease Guaranty

In connection with Old IFL’s lease of our New York City headquarters in August 2006, Mr. Shamus executed an unconditional and irrevocable guaranty of Old IFL’s obligations under the lease. This lease commenced on September 1, 2006 and expires on August 31, 2010. Rent expense initially is $13,394 per month (not including escalations) commencing on November 1, 2006 and payable in advance. Future minimum rental payments are as follows:

2006	$34,000
2007	$163,000
2008	$164,000
2009	$169,000
2010	$113,000

Transactions with Entities Controlled by Our Chief Executive Officer

Prior to moving to its new principal office in New York City in October 2006, Old IFL utilized office space provided by a business venture controlled by Mr. Shamus. No rent was charged to Old IFL under this arrangement, nor is there any obligation upon us or Old IFL to pay rent for its past use of such premises.

In addition, certain business transactions are transacted among Old IFL and two business ventures that are controlled by Mr. Shamus, our chief executive officer. Typically, Old IFL reimburses these related companies for charges incurred and advances made on Old IFL’s behalf. Further, Old IFL purchases certain goods and services from these related companies. As of December 31, 2006, approximately $119,000 was owed to these related companies, relating to transactions aggregating $456,000 for the twelve months ended December 31, 2006. In January 2007, we satisfied the full amount of these obligations outstanding at the end of 2006.

Review, Approval and Ratification of Related Party Transactions

Given Old IFL’s small size and limited financial resources, Old IFL had not adopted prior to the Merger formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with its executive officers, directors and significant stockholders. Since our acquisition of Old IFL in the Merger, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. Although we are actively seeking new non-employee board members who will be deemed to be independent under the corporate governance requirements of the national securities exchanges, we have not yet determined which national securities exchange’s corporate governance requirements we will elect to comply with. The board of directors also will consult with counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. Currently we do not satisfy the “independent director” requirements of the any of the national securities exchanges, which require that a majority of a company’s directors be independent.

PRINCIPAL STOCKHOLDERS

The following table set forth information regarding the beneficial ownership of our common stock after consummation of the reverse stock split, the Merger and the issuance of common stock upon the conversion of a portion of the indebtedness owed to Mr. Kurtz, except as noted in the footnotes below, by:

•       each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•       each of our executive officers;

•       each of our directors; and

•       all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 53,500,448 shares of our common stock issued and outstanding on February 9, 2007. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants and/or convertible notes held by that person that are currently exercisable or convertible, as appropriate, or will become exercisable or convertible within 60 days of the reporting date are deemed outstanding, even if they have not actually been exercised or converted. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. The address of each stockholder is listed in the table.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Stockholders
Paul Tudor Jones, II, James J. Pallotta and related entities(1)	4,800,000		8.97%
Nadir Tavakoli and related entities(2)	4,800,000		8.97%
Executive Officers and Directors
Kurt Otto(3)	9,291,361		17.37%
Gareb Shamus(3)	7,923,700	(4)	13.89%
Richard J. Kurtz(3)	4,872,926		9.11%
Michael Molnar(3)	735,918		1.38%
Salvatore A. Bucci(3)	116,250	(5)	*
All executive officers and directors as a group (5 persons)	22,840,155	(5)	42.68%

*                    Indicates less than 1%

(1)          Includes 3,844,560 shares held by Witches Rock Portfolio Ltd., 621,326 shares held by The Tudor BVI Global Portfolio Ltd., and 334,560 shares held by Tudor Proprietary Trading, L.L.C. Because Tudor Investment Corporation provides investment advisory services to The Tudor BVI Global Portfolio and Witches Rock Portfolio, Tudor Investment Corporation may be deemed to beneficially own the shares of common stock owned by each of these entities. Tudor Investment Corporation expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of Tudor Investment Corporation and Tudor Proprietary Trading responsible for investment decisions with respect to the shares of common stock, Mr. Pallotta may be deemed to beneficially own the shares of common stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Pallotta expressly disclaims such beneficial ownership. The address of Messrs. Jones and Pallotta and Tudor Investment Corporation is 1275 King Street, Greenwich, CT  06831, and the address of Witches Rock Portfolio is c/o CITCO, Kaya Flamboyan 9, P.O. Box 4774, Curacao, Netherlands Antilles.

(2)          Includes 2,800,000 shares held by EagleRock Institutional Partners LP, 1,600,000 shares held by EagleRock Master Fund, LP, for the accounts of EagleRock Capital Partners, L.P., EagleRock Capital Partners (QP), LP, and EagleRock Capital Partners Offshore Fund, Ltd. and 400,000 shares held by Mr. Tavakoli. EagleRock Capital Management, LLC, as the investment manager of EagleRock Master Fund and EagleRock Institutional Partners, has the sole power to vote and dispose of the shares held by these entities. In addition to the shares that Mr. Tavakoli holds directly, as the manager of EagleRock Capital Management, Mr. Tavakoli may direct the voting and disposition of the shares held by EagleRock Institutional Partners and EagleRock Master Fund. The address of each of Mr. Tavakoli and EagleRock Capital Management is 24 West 40th Street, 10th Floor, New York, NY 10018.

(3)          424 West 33rd Street, Suite 650, New York, NY 10001.

(4)          Includes 490,611 shares held by GSE, Inc., of which Mr. Shamus is the controlling stockholder.

(5)          Includes 16,250 shares issuable to Mr. Bucci pursuant to options to purchase shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

At February 9, 2007, there were 53,500,448 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. The holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the certificate of incorporation.

Subject to any preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of common stock have no pre-emptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change of our control without further action by the stockholders. No shares of preferred stock are issued and outstanding.

Options

At February 9, 2007, there were options outstanding to purchase an aggregate of 2,505,043 shares of common stock, of which options to purchase 2,241,108 shares were issued under our 2006 Equity Incentive Plan and options to purchase 263,935 were issued under our 1998 Equity Incentive Plan. Under the terms of the 2006 Equity Incentive Plan, we may issue incentive awards that may include the issuance of up to 5,000,000 shares of common stock.

Warrants

In connection with the December 2006 private placement, we became obligated to issue five-year warrants to purchase 581,280 shares of common stock to the placement agent as partial compensation for its services. The warrants are to have an exercise price of $1.25 per share.

Registration Rights

We entered into registration rights agreements with the selling stockholders identified in the section entitled “Selling Stockholders” under which we agreed to file this registration statement and to cause it to become effective on or before the deadline, or the effectiveness deadline, set forth in the registration rights agreement. If the registration statement is not effective on or before the effectiveness deadline, or if the registration statement ceases to remain continuously effective for more than an aggregate of 20 consecutive trading days or for more than an aggregate of 40 trading days in any 12-month period (which need not be consecutive), on the date on which the applicable trading day period is exceeded, IFL must pay to each selling stockholder an amount in cash equal to 1.0% of the aggregate purchase price paid by such selling stockholder for the securities then held by such selling stockholder that were purchased in the December 2006 private placement. In addition, on each monthly anniversary date of the date on which the applicable trading day period is exceeded (if the registration statement is not then effective), IFL must pay to each selling stockholder an amount in cash equal to 1.0% of the aggregate purchase price of the securities then held by such selling stockholder that were purchased in the December 2006 private placement. If IFL does not pay these amounts within seven days after they are payable, it must pay interest on such amounts at the annual rate of 10%. The registration agreements also provide that the maximum payment by IFL to a selling stockholder shall not exceed:

•       in any 30-day period, an aggregate of 1.0% of the purchase price paid by the selling stockholder for IFL’s securities in the December 2006 private placement (plus interest, if applicable); and

•       10% of the purchase price paid by such selling stockholder for such securities.

Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could make it more difficult for another person to acquire us. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that protecting our ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal outweighs the disadvantages of discouraging a takeover proposal because negotiation of a proposal could result in an improvement of its terms. These provisions:

•       authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•       allow stockholders to request that we call a special meeting of our stockholders only if the requesting stockholders hold of record at least a majority of the outstanding shares of common stock;

•       provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•       provide that business to be conducted at any special meeting of stockholders be limited to matters relating to the purposes stated in the applicable notice of meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, and its address is 59 Maiden Lane, Plaza Level, New York, New York  10038.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Rothstein, Kass & Company, P.C., independent registered public accountants, as indicated in their report with respect thereto, and are included herein reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed with the registration statement. Statements in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and these statements are qualified in all respects by reference to the full text of that contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to provide our stockholders with annual reports containing financial statements that have been audited by an independent registered public accounting firm, and to file with the SEC quarterly reports containing unaudited financial data for the first three quarters of each year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
International Fight League, LLC

We have audited the accompanying balance sheet of International Fight League, LLC (a development stage company) (the ”Company”) as of December 31, 2005 and the related statements of operations, members’ deficit and cash flows for the period March 29, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Fight League, LLC (a development stage company) as of December 31, 2005 and the results of its operations, changes in its members’ deficit and its cash flows for the period March 29, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a members’ deficit as of December 31, 2005 and has incurred losses and negative operating cash flows since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

June 21, 2006, (except for the last two paragraphs of Note 7 which is as of October 25, 2006)

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)

BALANCE SHEET

December 31, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,136,960
OTHER ASSETS	10,267
TOTAL ASSETS	$1,147,227
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Investor advances	$1,175,000
Accrued expenses	13,430
Total current liabilities	1,188,430
MEMBERS’ DEFICIT:
Members’ capital	1,800
Deficit accumulated during the development stage	(43,003)
Total members’ deficit	(41,203)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$1,147,227

See Accompanying Notes to Financial Statements

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)

STATEMENT OF OPERATIONS

For the Period March 29, 2005 (date of inception) to December 31, 2005

Selling, general and administrative expenses	$(43,003)
Net loss	$(43,003)

See Accompanying Notes to Financial Statements

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)

STATEMENT OF MEMBERS’ DEFICIT

For the Period March 29, 2005 (date of inception) to December 31, 2005

	Members’ Capital	Deficit accumulated during the development stage	Total Members’ Deficit
Members’ contributions	$1,800	$—	$1,800
Net loss		(43,003)	(43,003)
Balances, December 31, 2005	$1,800	$(43,003)	$(41,203)

See Accompanying Notes to Financial Statements

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)

STATEMENT OF CASH FLOWS

For the Period March 29, 2005 (date of inception) to December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(43,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating liabilities:
Accrued expenses	13,430
Net cash used in operating activities	(29,573)
CASH FLOWS FROM FINANCING ACTIVITIES:
Members’ contributions	1,800
Proceeds from investor advances	1,175,000
Payments of deferred costs of financing	(10,267)
Net cash provided by financing activities	1,166,533
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,136,960
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,136,960

See Accompanying Notes to Financial Statements

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)
NOTES TO FINANCIAL STATEMENTS

1.   Basis of Presentation and Business Description

International Fight League, LLC (a development stage company) (the “LLC”) was organized on March 29, 2005 as a New Jersey Limited Liability Company. On January 11, 2006, the LLC merged into a newly formed Delaware corporation, International Fight League, Inc. (“IFL”) , whereupon the separate existence of the LLC ceased. (See Note 7). The accompanying financial statements and notes thereto include the accounts of the LLC and the combined results of operations of the LLC and its successor entity, IFL (hereinafter collectively referred to as the “Company” or “IFL”).

IFL, a professional mixed martial arts (“MMA”) sports league, is in the initial stages of becoming an integrated media and entertainment business, engaged in the development, production and marketing of live mixed martial arts events with the intent to package television and pay-per-view programming and eventually license and sell branded consumer products featuring the IFL, its teams and personalities.

The Company is in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises;” therefore, recovery of its assets is dependent upon future events, the outcome of which is indeterminable.

2.   Going Concern Consideration

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 2005, the Company had a members’ deficit of approximately $41,000. During 2005, the Company incurred losses and negative operating cash flows of approximately $43,000 and $30,000, respectively. During 2006, these trends have continued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has been successful in raising funds through shareholder loans and the issuance of preferred stock. Additionally, the Company has executed an Agreement and Plan of Merger dated as of August 25, 2006 (the “Merger”) with a publicly traded “shell company” (see Note 7) that would allow the Company broader financing alternatives. The Company’s near and long-term operating strategies focus on increasing revenues through additional live events, increased sponsorship revenues, sales of branded merchandise, increased television rights revenue and controlling costs to achieve profitable operations.

There can be no assurance that the Company will continue to obtain sufficient equity or debt financing on favorable terms, if at all. If the Company is unable to secure additional financing and achieve future profitable operations, its ability to implement its growth strategies will be impaired and its financial condition, results of operations and cash flows are likely to be materially adversely affected.

3.   Summary of Significant Accounting Policies

Use of Estimates—Thepreparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment—Propertyand equipment will be stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization will be computed on a straight-line basis

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)
NOTES TO FINANCIAL STATEMENTS (Continued)

3.   Summary of Significant Accounting Policies (Continued)

over the estimated useful lives of the assets, expected to vary from 3 to 5 years or, when applicable, the life of the lease, whichever is shorter.

Long-Lived Assets—The Company complies with the accounting and reporting requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company will periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. Long-lived assets will be written down if the evaluation determines that the fair value is less than the book amount.

Cash and Cash Equivalents—Amountsreported include cash on deposit in overnight deposit accounts and investments in money market accounts.

Fair Value of Financial Instruments—The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts as presented in the accompanying balance sheet at December 31, 2005.

Income Taxes—As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes and, accordingly, does not record a provision for income taxes because the individual members report their share of the Company’s income or loss on their income tax returns.

Revenue Recognition—In accordance with the provisions of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition,” as amended by SAB 104, revenues will be generally recognized when products are shipped or as services are performed. However, due to the nature of the Company’s business, there are additional steps in the revenue recognition process, as described below:

•       Sponsorships: The Company will follow the guidance of Emerging Issues Task Force (EITF) Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” and assigns the total of sponsorship revenues to the various elements contained within a sponsorship package based on their relative fair values.

•       Licensing: Revenues will be recognized upon receipt of notice by the individual licensees as to license fees due. Licensing fees received in advance will be deferred and recognized as income when earned.

Stock-Based Compensation—Accounting for stock options issued to employees will follow the provisions of SFAS No. 123(R), “Share-Based Payment.” This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward.

The Company expects to utilize the Black-Scholes option pricing model to measure the fair value of options granted to employees.

Advertising Expense—Inaccordance with the provisions of Statement of Position (“SOP”) No. 93-7, advertising costs will be expensed as incurred, except for costs related to the development of a major commercial or media campaign which will be expensed in the period in which the commercial or campaign is first presented.

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)
NOTES TO FINANCIAL STATEMENTS (Continued)

4.   Financial Instruments and Off-Balance Sheet Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally bank deposits, short-term investments and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company did not have any short-term investments or accounts receivable during the period covered by the financial statements. We will perform ongoing evaluations of our customers’ financial condition and we will monitor our exposure for credit losses and maintain allowances for anticipated losses.

5.   Members’ capital

Members’ capital consists of 100 units in the amount of $1,800.

6.   Related party transactions

The Company maintains its principal office in New York City and utilizes office space provided by a business venture controlled by the Company’s chief executive officer. No rent has been charged since the inception of the Company nor is there any obligation upon the Company to pay rent for its use of such premises.

7.   Subsequent events

In January 2006, the members of the LLC contributed 100% of their members’ capital contribution to IFL in exchange for 18 million shares of IFL’s $0.0001 par value common stock. The transaction has been accounted for as a merger of entities under common control, similar to a pooling of interests, in which IFL was the surviving entity.

On January 18, 2006, the Company issued 6,777,774 shares of Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) in exchange for $1,525,000 in cash, including $1,175,000 of investor advances received as of December 31, 2005. On April 26, 2006, the Company issued 4,444,444 shares of Series A Preferred Stock for cash of $1,000,000. The Series A Preferred Stock is redeemable at the option of the holders of at least 50% of the Series A Preferred Stock commencing any time after the seventh anniversary of the initial closing and, therefore, will be recorded as “mezzanine” debt. The Series A Preferred Stock provides for accrual of dividends (which will be treated as an expense in the financial statements) amounting to $0.0180 per share, per annum. The Series A Preferred Stock contains a preference in liquidation and is convertible into common stock under a formula contained in the instrument, which initially results in a one-to-one conversion. The Series A Preferred Stock may be voted at the rate of one vote for each share of common stock into which the Series A Preferred Stock is convertible.

On March 14, 2006, the Company entered into an agreement with National Sports Programming, owner and operator of Fox Sports Net Sports Programming Service (“FSN”), regarding IFL’s series of team mixed martial arts events held on April 29 and June 3, 2006. The agreement grants FSN exclusive rights to the series through December 31, 2006. In return, FSN agrees to broadcast the initial telecast and one repeat telecast of each series episode in a minimum of 50 million homes. The telecasts were aired during the six months ended June 30, 2006. Under this agreement, there shall be no payment of any distribution fee by the Company to FSN; however, the Company has estimated the value of the distribution

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)
NOTES TO FINANCIAL STATEMENTS (Continued)

7.   Subsequent events (Continued)

fee (and associated television rights) to be $375,000 and has treated the transaction as a barter transaction in accordance with Accounting Principles Board Opinion No. 29, “Accounting  for Non-monetary Transactions” and EITF Issue 01-2, “Interpretations of APB No. 29,” recognizing $375,000 in television rights revenue and a corresponding charge to cost of revenues of $375,000.

On January 30, 2006, the Company leased additional office premises in Las Vegas, Nevada. The lease begins February 1, 2006 and expires on January 31, 2007. Rent expense is $2,500 per month, payable in advance.

During 2006, the Company’s board of directors adopted the 2006 Equity Compensation Plan (the “Plan”), which provides for the issuance of options representing a maximum of 2 million shares of the Company’s common stock. As of August 31, 2006, the Company has issued options under the Plan for 1,515,000 shares to certain non-employee coaches and managers, employees and others.

On April 25, 2006, the Company entered into an agreement with Paligent, Inc., a publicly traded “shell company” (“Paligent”) and Richard J. Kurtz, Paligent’s principal stockholder (the “Letter Agreement”). Under terms of the Letter Agreement, Paligent would acquire 100% of the issued and outstanding common and preferred stock of the Company in exchange for shares of common stock of Paligent which, upon their issuance, would be equal to 95% of the issued and outstanding shares of common stock of Paligent. As provided for in the Letter Agreement, Mr. Kurtz purchased 4,444,444 shares of the Company’s Series A Preferred Stock for $1,000,000 in cash immediately following the execution of the Letter Agreement (increasing his ownership of Series A Preferred Stock to 4,555,555 shares). On August 25, 2006, the Company and Paligent executed an Agreement and Plan of Merger under terms substantially similar to terms of the Letter Agreement and subject to the satisfaction of certain conditions, including stockholder approval of the respective companies (the “Merger Agreement”).

The Merger Transaction is considered to be a capital transaction in substance rather than a business combination. The Merger Transaction is equivalent to the issuance of stock by the Company for the net monetary assets of Paligent, accompanied by a recapitalization. The Merger Transaction would be accounted for as a reverse acquisition of a “shell company” whereby the Company would be the accounting acquirer and Paligent would be the legal acquirer. In such a transaction, no goodwill or other intangible assets would be recorded.

On August 10, 2006, the Company entered into an agreement with FSN, under which FSN has agreed to broadcast IFL’s series of team mixed martial arts events that will be held in the Fall of 2006. The agreement provides for FSN to broadcast ten hours of original MMA programming. The broadcasts will include six one-hour broadcasts, a two-hour season championship finale broadcast and a two-hour Best Damn Sports Show Special broadcast during prime-time. Under this arrangement with FSN, IFL earns revenues from the sponsorships and promotions it sells in connection with the televised events; however, there shall be no payment of any distribution fee by the Company to FSN. The Company will treat the arrangement as a barter transaction under which the Company will recognize television rights revenue and a corresponding charge to costs of revenues based on prevailing market values.

On August 1, 2006, the Company executed a promissory note with Mr. Kurtz pursuant to which the Company has received, as of October 25, 2006, loan proceeds aggregating $3.0 million. The loans bear interest at 8% per annum and are repayable upon the earlier of (i) the first anniversary of the making of

INTERNATIONAL FIGHT LEAGUE, LLC
(a development stage company)
NOTES TO FINANCIAL STATEMENTS (Continued)

7.   Subsequent events (Continued)

the first loan and (ii) the first funding of debt and/or equity capital subsequent to the transaction contemplated by the Letter Agreement that results in aggregate net cash proceeds to the Company of not less than $5 million.

The Company, two of its officers, and two Company employees had been named as defendants in a civil action filed in Clark County, Nevada seeking unspecified monetary, exemplary and injunctive relief. The complaint alleged that the defendants misappropriated the plaintiff’s trade secrets and intentionally interfered with its business relationships. In October 2006, the suit was settled and all claims and liabilities relating thereto were released.

International Fight League, Inc.
Balance Sheet
September 30, 2006
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$383,295
Accounts receivable, net	1,500
Prepaid expenses	41,588
Total current assets	426,383
PROPERTY AND EQUIPMENT, NET	112,673
OTHER ASSETS	227,570
TOTAL ASSETS	$766,626
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$728,410
Accrued expenses	548,394
Due to related party	2,514,795
Total current liabilities	3,791,599
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK	2,525,000
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ DEFICIT:
Common stock: $.0001 par value; 50,000,000 shares authorized; 18,000,000 shares issued and outstanding	1,800
Additional paid-in capital	32,866
Accumulated deficit	(5,584,639)
Total stockholders’ deficit	(5,549,973)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$766,626

See Accompanying Notes to Financial Statements

International Fight League, Inc.
Statements of Operations
(Unaudited)

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006
Revenues
Live and televised
Advertising—sponsorships	$19,469	$253,549
Advertising—other	770	1,000
Live events—box office receipts	324,987	452,129
Television rights	125,000	500,000
Branded merchandise	17,604	18,946
Total revenues	487,830	1,225,624
Cost of revenues
Live and televised
Advertising—sponsorship	37,200	139,480
Live events—advertising	374,369	544,060
Live events—other costs	1,740,007	3,083,738
Distribution fees	125,000	500,000
Branded merchandise	10,562	11,242
Total cost of revenues	2,287,138	4,278,520
Selling, general and administrative expenses	1,276,590	2,346,553
Stock-based compensation expense	7,738	32,866
Operating loss	(3,083,636)	(5,432,315)
Dividend expense	(47,580)	(120,197)
Interest expense	(14,795)	(14,795)
Interest income	2,900	25,671
Net loss	$(3,143,111)	$(5,541,636)
Net Loss per common share—basic and diluted:	$(0.17)	$(0.31)
Weighted average common shares outstanding:
Basic and diluted	18,000,000	18,000,000

See Accompanying Notes to Financial Statements

International Flight League, Inc.
Statements of Members’ and Stockholders’ Deficit
For the Nine Months Ended September 30, 2006
(Unaudited)

		Common Stock		Additional		Total
	Members’ Capital	Shares	Par Value	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balances, January 1, 2006	$1,800	—	$—	$—	$—	$1,800
Stock-based compensation expense				$32,866		32,866
Merger of International Fight League, LLC	(1,800)	18,000,000	$1,800		(43,003)	(43,003)
Net loss					(5,541,636)	(5,541,636)
Balances, September 30, 2006	$—	18,000,000	$1,800	$32,866	$(5,584,639)	$(5,549,973)

See Accompanying Notes to Financial Statements

International Fight League, Inc.
Statement of Cash Flows
For the Nine Months Ended September 30, 2006
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,541,636)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,743
Stock-based compensation expense	32,866
Bad debt expense	100,000
Changes in operating assets and liabilities:
Accounts receivable	(101,500)
Prepaid expenses	(41,588)
Accounts payable	728,410
Accrued expenses	534,964
Interest payable to related party	14,795
Net cash used in operating activities	(4,259,946)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of deposit	(206,089)
Purchases of property and equipment	(123,839)
Net cash used in investing activities	(329,928)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Series A preferred stock	2,525,000
Proceeds from related party loan	2,500,000
Conversion of investor advances to Series A Preferred Stock	(1,175,000)
Deferred costs of financing	(13,791)
Net cash provided by financing activities	3,836,209
NET DECREASE IN CASH AND CASH EQUIVALENTS	(753,665)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,136,960
CASH AND CASH EQUIVALENTS, END OF PERIOD	$383,295

See Accompanying Notes to Financial Statements

International Fight League, Inc.
Notes to Financial Statements
Unaudited

1.   Basis of Presentation and Business Description

The unaudited interim financial statements included herein have been prepared by International Fight League Inc. (“IFL” or the “Company”) pursuant to accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position of the Company at September 30, 2006 and the results of its operations and its cash flows for the three and nine months ended September 30, 2006. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year or any other interim period.

The accompanying financial statements represent the accounts of IFL, a professional mixed martial arts (“MMA”) sports league. IFL is an integrated media and entertainment company, engaged in the development, production and marketing of live mixed martial arts events with the intent to package television and pay-per-view programming and the license and sale of branded consumer products featuring the IFL, its teams and personalities.

IFL’s predecessor, International Fight League, LLC (the “LLC”), was organized on March 29, 2005 as a New Jersey Limited Liability Company. On January 11, 2006, the LLC merged into IFL, whereupon the existence of the LLC ceased, and at which time members of the LLC contributed 100% of their members’ capital contribution to IFL in exchange for 18 million shares of IFL’s $0.0001 par value common stock. The transaction has been accounted for as a merger of entities under common control, similar to a pooling of interests, in which IFL was the surviving entity.

The accompanying financial statements of the Company include the operating results and cash flows of the LLC for the period January 1, 2006 through January 10, 2006 and the operating results and cash flows of IFL for the period January 11, 2006 through September 30, 2006.

The Company was in the development stage through March 31, 2006. The quarter ended June 30, 2006 is the first quarterly period that the Company is considered to be an operating company.

2.   Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. At September 30, 2006, the Company had stockholders’ and working capital deficits of approximately $5,585,000 and $3,365,000, respectively. During the nine months ended September 30, 2006, the Company incurred losses and negative operating cash flows of approximately $5,542,000 and $4,260,000, respectively. During the fourth quarter of 2006, these trends have continued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has been successful in raising funds through shareholder loans and the issuance of preferred stock. The Company’s near and long-term operating strategies focus on increasing revenues through additional live events, increased sponsorship revenues, sales of branded merchandise, increased television rights revenue and controlling costs to achieve profitable operations.

On November 29, 2006, the Company completed a reverse merger with Paligent Inc. pursuant to which IFL emerged as the surviving entity. Although IFL believes that the merger will allow IFL access to broader financing alternatives, there can be no assurance that the Company will continue to obtain

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

2.   Going concern (Continued)

sufficient equity or debt financing on favorable terms, if at all. If the Company is unable to secure additional financing and achieve future profitable operations, its ability to implement its growth strategies will be impaired and its financial condition, results of operations and cash flows are likely to be materially adversely affected.

3.   Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment—Property and equipment is stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets, varying from 3 to 5 years or, when applicable, the life of the lease, whichever is shorter.

Long-Lived Assets—The Company complies with the accounting and reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The Company will periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. Long-lived assets will be written down if the evaluation determines that the fair value is less than the book amount.

Cash and Cash Equivalents—Amounts reported include cash on deposit in overnight deposit accounts and investments in money market accounts.

Accounts Receivable—Accounts receivable relates principally to sponsorship agreements. The Company evaluates the collectibility of accounts receivable and establishes allowances for the amount of receivables that are estimated to be uncollectible. Allowances are based on the length of time receivables are outstanding and the financial condition of individual customers. As of September 30, 2006, the Company maintains an allowance for doubtful accounts of $100,000, the provision for which is included in selling, general and administrative expenses.

Income Taxes—The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

3.   Summary of Significant Accounting Policies (Continued)

Revenue Recognition—In accordance with the provisions of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition”, as amended by SAB 104, revenues are generally recognized when products are shipped or as services are performed. However, due to the nature of the Company’s business, there are additional steps in the revenue recognition process, as described below:

•       Sponsorships: The Company follows the guidance of Emerging Issues Task Force (“EITF”) Issue 00-21 “Revenue Arrangements with Multiple Deliverables,” and assigns the total of sponsorship revenues to the various elements contained within a sponsorship package based on their relative fair values.

•       Licensing: Licensing revenues are recognized upon receipt of notice by the individual licensees as to license fees due. Licensing fees received in advance will be deferred and recognized as income when earned.

Stock-Based Compensation—Accounting for stock options issued to employees follows the provisions of SFAS No. 123(R), “Share-Based Payment”. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward.

The Company uses the Black-Scholes option pricing model to measure the fair value of options granted to employees.

Advertising Expense—In accordance with the provisions of Statement of Position (“SOP”) No. 93-7, advertising costs are expensed as incurred, except for costs related to the development of a major commercial or media campaign which are expensed in the period in which the commercial or campaign is first presented.

Advertising expense for the three and nine months ended September 30, 2006 was $374,000 and $544,000, respectively.

Fair Value of Financial Instruments—The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts as presented in the accompanying balance sheet at September 30, 2006.

4.   Financial Instruments and Off-Balance Sheet Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally bank deposits, short-term investments and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company did not have any short-term investments during the periods covered by the financial statements. We perform ongoing evaluations of our customers’ financial condition and we monitor our exposure for credit losses and, where required, maintain allowances for anticipated losses.

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

5.   Earnings (Loss) per Common Share

The Company complies with the accounting and reporting requirements of SFAS No.128, “Earnings Per Share.”  Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. At September 30, 2006, the Company’s common stock equivalents currently include 1,865,000 stock options and 11,222,218 shares issueable upon conversion of convertible preferred stock. These common stock equivalents are not included in the diluted EPS calculations because the effect of their inclusion would be anti-dilutive or would decrease the loss per common share.

6.   Property and Equipment

Property and equipment comprises the following at September 30, 2006:

Computer equipment and software	$64,916
Other equipment	58,923
Total	123,839
Accumulated depreciation and amortization	(11,166)
Net Property and Equipment	$112,673

7.   Leases

On January 30, 2006, the Company leased additional office premises in Las Vegas, Nevada. The lease commenced on February 1, 2006 and expires on January 31, 2007. Rent expense is $2,500 per month payable in advance. Future minimum rental payments are $15,000. In August 2006 the Company leased space for its principal office in New York City. This lease commenced on September 1, 2006 and expires on August 31, 2010. Rent expense initially is $13,394 per month (not including escalations) commencing on November 1, 2006 and payable in advance. Future minimum rental payments are as follows:

2006	$34,000
2007	$163,000
2008	$164,000
2009	$169,000
2010	$113,000

8.   Related party transactions

Prior to moving to its new principal office in October 2006, the Company utilized office space provided by a business venture controlled by the Company’s chief executive officer. No rent has been charged since the inception of the Company nor is there any obligation upon the Company to pay rent for its past use of such premises.

In addition, certain business transactions are transacted among the Company and two business ventures that are controlled by the Company’s chief executive officer. Typically, the Company reimburses

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

8.   Related party transactions (Continued)

these related companies for charges incurred and advances made on the Company’s behalf. Further, the Company purchases certain goods and services from these related companies. As of September 30, 2006, approximately $63,000 is owed to these related companies, which is included in accounts payable, relating to transactions aggregating $169,000 and $317,000, respectively, for the three and nine months ended September 30, 2006.

On August 1, 2006, the Company executed a promissory note with Richard J. Kurtz pursuant to which the Company has received, as of September 30 and November 29, 2006, respectively, loan proceeds aggregating $2,500,000 and $4,200,000. The loans bear interest at 8% per annum and are repayable upon the earlier of (i) the first anniversary of the making of the first loan and (ii) the first funding of debt and/or equity capital subsequent to the Merger that results in aggregate net cash proceeds to the Company of not less than $5,000,000. As of September 30 and November 29, 2006, the balance of accrued interest due under the Promissory Note was $14,795 and $45,392, respectively.

9.   Television rights agreement

On March 14, 2006, the Company entered into an agreement with National Sports Programming, owner and operator of Fox Sports Net Sports Programming Service (“FSN”) regarding IFL’s series of team mixed martial arts matches held on April 29 and June 3, 2006. The agreement grants FSN exclusive rights to the series through December 31, 2006. In return, FSN agrees to broadcast the initial telecast and one repeat telecast of each Series episode in a minimum of 50 million homes. The telecasts were aired during the three months ended June 30, 2006.

On August 10, 2006, the Company entered into a second agreement with FSN under which FSN agreed to broadcast IFL’s series of team mixed martial arts matches held in the Fall of 2006. The agreement provides for FSN to broadcast ten hours of original MMA programming, including six one-hour broadcasts, a two-hour season championship finale broadcast and a two-hour “Best Damn Sports Show” special broadcast during prime time. The agreement grants FSN exclusive rights to the series through June 30, 2007. The first episode of this series of telecasts was aired during the quarter ended September 30, 2006.

The agreements with FSN provide that there shall be no payment of any distribution fees by the Company to FSN. The Company treats the arrangements as barter transactions in accordance with Accounting Principles Board Opinion No. 29, “Accounting for Non-monetary Transactions” and EITF Issue 01-2, “Interpretations of APB No. 29.”  For the three and nine months ended September 30, 2006, the Company recognized $125,000 and $500,000, respectively, of television rights revenue and corresponding charges to costs of revenues.

10.   Income Taxes

No federal or state income taxes have been provided for as the Company has incurred losses since its inception. At September 30, 2006, the Company has federal and state tax net operating loss (“NOL”) carry forwards of approximately $5,043,000 and $5,542,000, respectively, which will expire through 2026.

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

10.   Income Taxes (Continued)

The components of the Company’s net deferred tax assets were as follows at September 30, 2006:

Net operating loss carryforwards	$2,213,000
Allowance for doubtful accounts	40,000
Total	2,253,000
Valuation allowance	(2,253,000)
Total net deferred tax assets	$—

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of losses, management concluded that it is more likely than not that the Company will not realize the benefit of the deferred tax assets. Accordingly, a full valuation allowance has been provided for the deferred tax assets.

11.   Stockholders’ Deficit

The Company is authorized to issue up to 50,000,000 shares of common stock, $.0001 par value per share, and up to 20,000,000 shares of preferred stock, $.0001 par value per share. 18,000,000 shares of common stock were issued in connection with the merger of International Fight League, LLC into International Fight League, Inc. on January 11, 2006. 13,333,333 shares of the authorized preferred stock of the Company have been designated “Series A Preferred Stock” (as defined in Note 12).

The Series A Preferred Stock is redeemable at the option of the holders of at least 50% of the Series A Preferred Stock commencing any time after the seventh anniversary of the initial closing and, therefore, has been recorded as “mezzanine” debt (e.g. outside of stockholders’ deficit).

12.   Series A Convertible Redeemable Preferred Stock

During the quarter ended March 31, 2006, pursuant to the terms of a Private Placement Memorandum, the Company raised $350,000 in connection with the issuance of 1,555,556 shares of Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”). In addition, 5,222,218 shares of Series A Preferred Stock were issued upon the reduction of a short-term liability designated “Advances from investors” amounting to $1,175,000. Further, 4,444,444 shares of Series A Preferred Stock were issued on April 26, 2006 for $1,000,000 in cash. Costs and expenses amounting to $24,058 ($13,791 of which were incurred during the nine months ended September 30, 2006) were recorded in connection with the issuance of the Series A Preferred Stock and are included in other assets in the accompanying Balance Sheet. The Series A Preferred Stock provides for accrual of dividends (treated as dividend expense in the financial statements) amounting to $0.0180 per share, per annum. Dividend expense for the three and nine months ended September 30, 2006 was $47,580 and $120,197, respectively. These liabilities are reflected in accrued expenses in the accompanying balance sheet. The Company is under no obligation to pay such accruing dividends. The Series A Preferred Stock contains a preference in liquidation and is convertible into common stock under a formula contained in the instrument. The Series A Preferred Stock may be voted at the rate of one vote for each share of common stock into which the Series A Preferred Stock is convertible. The terms of the Series A Preferred Stock include antidilution provisions.

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

13.   Stock Option Plan

During the nine months ended September 30, 2006, the Company adopted the 2006 Equity Compensation Plan (the “Plan”), which permits the grant of share options and other forms of share-based awards to its employees and service providers for up to 2,000,000 shares of the Company’s common stock. Option awards generally vest based on 3 years of continuous service and have 10-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that used the assumptions noted in the following table. Expected volatilities are estimated based on the volatility of other entities in similar businesses. The expected term of options granted to employees is 3 years and is derived from the option agreement and represents the vesting period, since there is no employment history to consider. The expected term of options granted to non-employees is 2 to 5 years and is derived from the agreements with the parties. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

September 30, 2006
Expected volatility	33%
Expected dividends	0
Expected term (in years)	2-5
Risk-free rate	4.8%

A summary of option activity under the Plan for the nine months ended September 30, 2006 is presented below:

Options	Shares	WeightedAverage Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	—	$—
Granted	1,865,000	0.12
Outstanding at September 30, 2006	1,865,000	$0.12	9.7
Exercisable at September 30, 2006	—	$—

In connection with grants of options issued under the Plan, compensation costs of approximately $8,000 and $33,000 were charged against income for the three and nine months ended September 30, 2006.

International Fight League, Inc.
Notes to Financial Statements (Continued)
Unaudited

14.   Legal Proceeding

The Company, two of its officers, and two Company employees, had been named as defendants in a civil action filed in Clark County, Nevada seeking unspecified monetary, exemplary and injunctive relief. The complaint alleged that the defendants misappropriated the plaintiff’s trade secrets and intentionally interfered with its business relationships. In October 2006, this action was settled and all claims and liabilities thereto were released.

15.   Other Matters

On November 29, 2006, the Company was acquired by Paligent Inc. (“Paligent”) under an agreement and plan of merger, dated as of August 25, 2006, as amended (the “Merger Agreement”), by and among Paligent, IFL Corp., a Delaware corporation and wholly owned subsidiary of Paligent (“Merger Sub”), and the Company, providing for the merger of Merger Sub and the Company, pursuant to which the Company emerged as the surviving corporation. The Merger Agreement contained customary representations, warranties and covenants of the Company and Paligent and, as applicable, Merger Sub, for like transactions. None of these representations and warranties survived the closing of the Merger.

Immediately following the Merger, the Company changed its name to IFL Corp. and Paligent changed its name to International Fight League, Inc. (“IFL”) and began operating the Company’s business of organizing and promoting a mixed martial arts sports league.

The Merger is considered to be a capital transaction in substance rather than a business combination. The Merger is equivalent to the issuance of stock by the Company for the net monetary assets of Paligent, accompanied by a recapitalization. The Merger will be accounted for as a reverse acquisition of a “shell company” whereby the Company is the accounting acquirer and Paligent is the legal acquirer. In such a transaction, no goodwill or other intangible assets are recorded.

PALIGENT AND OLD IFL
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Paligent and Old IFL and have been prepared to illustrate the effects of the Paligent acquisition of Old IFL under terms of the Merger Agreement. The following data is presented as if the merger of Paligent and Old IFL (the “Merger”) was effective as of September 30, 2006 for the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented as if the Merger had occurred as of January 1, 2005. This unaudited condensed combined pro forma financial information reflects the Merger as a capital transaction whereby IFL would be the accounting acquirer and Paligent would be the legal acquirer under the purchase method of accounting for business combinations in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”  Under the purchase method of accounting, the total estimated purchase price will be allocated to the net tangible assets acquired and liabilities assumed in connection with the Merger, based on their estimated fair values as of the completion of the Merger, taking into account the intended issuance of Paligent’s remaining assets and the settlement of its outstanding liabilities upon consummation of the Merger. The Merger is equivalent to the issuance of stock by Old IFL for the net monetary assets of Paligent, accompanied by a recapitalization. Subsequent to the Merger, reported historical financial condition and results of operations of the combined group shown for comparative purposes in periodic filings will reflect Old IFL’s operations only.

The pro forma data presented herein is for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of the combined entities that would have been reported had the proposed transaction been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of the combined group.

The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, including the related notes, of Paligent covering these periods included in Paligent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Paligent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 as well as the historical financial statements of Old IFL included elsewhere in this report.

PALIGENT AND OLD IFL
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2006

					Condensed
			Pro Forma		Combined
	Paligent	Old IFL	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,618	$383,295	$—		$385,913
Accounts receivable, net	—	1,500	—		1,500
Prepaid expenses and other current assets	9,262	41,588	—		50,850
Total current assets	11,880	426,383	—		438,263
Property and equipment, net	—	112,673	—		112,673
Other assets	—	227,570	—		227,570
Total assets	$11,880	$766,626	$—		$778,506
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$86,332	$728,410	$—		$814,742
Accrued expenses	47,559	548,394	(120,197	)B	475,756
Due to related party	834,224	2,514,795	(651,000	)D	2,698,019
Total current liabilities	968,115	3,791,599	(771,197)		3,988,517
Series A Convertible Redeemable Preferred Stock	—	2,525,000	(2,525,000	)A	—
Stockholders’ equity (deficit):
Common stock	324,910	1,800	14,535	A,B,C,D	341,245
Additional paid-in-capital	154,634,974	32,866	(152,634,457	)A,B,C,D	2,033,383
Accumulated deficit	(155,916,119)	(5,584,639)	155,916,119	C	(5,584,639)
Total stockholders’ equity (deficit)	(956,235)	(5,549,973)	3,296,197		(3,210,011)
Total liabilities and stockholders’ equity (deficit)	$11,880	$766,626	$—		$778,506

See notes to unaudited pro forma condensed combined financial statements.

PALIGENT AND OLD IFL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2005

						Condensed
				Pro Forma		Combined
	Paligent	Old IFL		Adjustments		Pro Forma
Selling, general and administrative expenses	$445,134	$43,003		$(28,072	)F	$460,065
Loss from operations	(445,134)	(43,003)		28,072		(460,065)
Other income, net	141,250	—		—		141,250
Net loss	$(303,884)	$(43,003)		$28,072		$(318,815)
Net loss per share—basic and diluted	$(0.01)	N/A	*	—		$(0.01)
Weighted average number of common shares outstanding—basic and diluted	32,490,948	N/A	*	1,633,500	C,D	34,124,448

*                    As a private company, IFL’s historical financial statements do not provide earnings per share data.

See notes to unaudited pro forma condensed combined financial statements.

PALIGENT AND OLD IFL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2006

					Condensed
			Pro Forma		Combined
	Paligent	Old IFL	Adjustments		Pro Forma
Revenues:
Live and televised events:
Advertising—sponsorships	$—	$253,549	$—		$253,549
Advertising—other	—	1,000	—		1,000
Live events—box office receipts	—	457,129	—		457,129
Television rights	—	500,000	—		500,000
Branded merchandise	—	18,946	—		18,946
Total revenues	—	1,225,624	—		1,225,624
Costs of revenues:
Advertising—sponsorships	—	139,480	—		139,480
Live events—advertising	—	544,060	—		544,060
Live events—other costs	—	3,083,738	—		3,083,738
Distribution fees	—	500,000	—		500,000
Branded merchandise	—	11,242	—		11,242
Total costs of revenues	—	4,278,520	—		4,278,520
Selling, general and administrative expenses	424,851	2,346,553	(23,258	)F	2,748,146
Stock-based compensation expense	—	32,866	—		32,866
Loss from operations	(424,851)	(5,432,315)	23,258		(5,833,908)
Dividend expense	—	(120,197)	120,197	E	—
Interest expense	—	(14,795)	—		(14,795)
Interest income	—	25,671	—		25,671
Net loss	$(424,851)	$(5,541,636)	$143,455		$(5,823,032)
Net loss per share—basic and diluted	$(0.01)	N/A *	—		$(0.17)
Weighted average number of common shares outstanding—basic and diluted	32,490,948	N/A *	1,633,500	C,D	34,124,448

*                    As a private company, IFL’s historical financial statements do not provide earnings per share data.

See notes to unaudited pro forma condensed combined financial statements.

PALIGENT AND OLD IFL
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.   Description of Transaction and Basis of Presentation

On November 29, 2006, a wholly owned subsidiary of Paligent completed its acquisition of Old IFL pursuant to the Merger Agreement. Immediately following the Merger, Paligent changed its name to IFL. Pursuant to the terms of the Merger Agreement, Paligent acquired 100% of the issued and outstanding common and preferred stock of Old IFL, and the holders of Old IFL common and preferred stock received shares of common stock of IFL which represent approximately 95% of the issued and outstanding shares of common stock of IFL after the Merger. In addition, in connection with the Merger, options to purchase shares of common stock of Old IFL outstanding prior to the Merger were converted into options to purchase shares of common stock of IFL on the same terms and conditions applicable to such options prior to the Merger, under a new equity incentive plan that was approved by Paligent’s stockholders together with the Merger.

Immediately prior to the Merger, Paligent effected a 1-for-20 reverse stock split of Paligent’s common stock, such that the number of shares of common stock of IFL outstanding following the Merger shall be approximately the number of shares of common stock of Paligent currently outstanding.

In connection with and as required by the Merger Agreement, Paligent and Richard J. Kurtz, a director and the principal stockholder of Paligent prior to the Merger, entered into a contribution agreement, dated as of August 25, 2006 (the “Kurtz Contribution Agreement”), providing that, immediately following consummation of the Merger, Mr. Kurtz would contribute to IFL all or a portion of the amounts owed to him by Paligent pursuant to the promissory note issued to him by Paligent, but not less than $651,000, in exchange for shares of common stock of the Company. Upon the Merger, Mr. Kurtz elected to contribute only the minimum amount of $651,000, and in exchange, Mr. Kurtz received 1,627,500 shares of common stock of IFL.

2.   Pro Forma Adjustments

(A)      To record the conversion of 11,222,218 shares of Old IFL Series A Convertible Redeemable Preferred Stock (“Old IFL Preferred Stock”) into shares of common stock of Old IFL, on a 1:1 exchange ratio, immediately prior to the Merger.

(B)       To record the conversion of dividends accrued at September 30, 2006 on Old IFL Preferred Stock into shares of common stock of Old IFL immediately prior to the Merger. The exchange price assumed for conversion of accrued dividends for pro forma purposes is equal to the price per share paid for the underlying preferred stock, or $0.225. As Old IFL stockholders, as a group, will receive in connection with the Merger shares of common stock of Paligent which are approximately equal to 95% of the issued and outstanding shares of common stock of IFL after the Merger, any adjustment in the exchange price will have no effect on the number of shares issued to Old IFL stockholders in the Merger.

(C)       To record (i) the effect of the 1:20 reverse split of Paligent’s common stock immediately prior to the Merger, including the issuance of approximately 6,000 shares to account for the rounding up of fractional shares; (ii) the issuance of 30,872,101 shares of Paligent common stock to Old IFL stockholders upon the consummation of the Merger; and (iii) the eliminations of Old IFL’s common stock and Paligent’s accumulated deficit.

PALIGENT AND OLD IFL
NOTES TO UNAUDITED PRO FORMA CONDENSED (Continued)
COMBINED FINANCIAL STATEMENTS

2.   Pro Forma Adjustments (Continued)

(D)      To record Mr. Kurtz’s contribution of Paligent’s indebtedness to him in exchange for shares of common stock of IFL upon the consummation of the Merger in accordance with terms of the Kurtz Contribution Agreement. Mr. Kurtz converted the minimum amount of $651,000 of Paligent’s obligations in exchange for 1,627,500 shares of IFL common stock.

(E)       To eliminate dividend expense resulting from the conversion of shares of Old IFL Preferred Stock into shares of Old IFL common stock (see Note B).

(F)        To eliminate interest expense resulting from Mr. Kurtz’s contribution of Paligent’s indebtedness to him in exchange for shares of common stock of IFL (see Note D).

[IFL Logo]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$29,647
Printing and engraving	5,000
Legal fees and expenses	100,000
Accounting fees and expenses	5,000
Blue sky fees and expenses (including legal fees)	5,000
Transfer agent and registrar fees	0
Miscellaneous	500
Total	$145,147

ITEM 14.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law grants IFL the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of IFL, or is or was serving at the request of IFL as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of IFL, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of IFL where the person involved is adjudged to be liable to IFL except to the extent approved by a court. Under Section 145, to the extent that one of our present or former directors or officers is successful on the merits or otherwise in defense of any of these actions, suits or proceedings, or in defense of any claim, issue or matter, the director or officer shall be indemnified against expenses (including attorneys’ fees) that the director or officer actually and reasonably incurs because of the action, suit or proceeding.

Under Section 145 of the DGCL, advances for expenses may be made by agreement if the director or officer affirms in writing that he believes he has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards. Under IFL’s certificate of incorporation, IFL will not indemnify any person who seeks indemnification in connection with a proceeding initiated by such officer or director unless the initiation was approved by the board of directors.

Article Eighth of IFL’s certificate of incorporation as currently in effect provides that IFL shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of IFL, or is or was serving, or has agreed to serve, at the request of IFL, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include the advancement of expenses to such indemnified person upon such person’s written undertaking to repay such advancement if it is ultimately determined that such person is not entitled to indemnification under Article Eighth. The indemnification provided for in Article Eighth is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article Eighth permits the board of directors to authorize the grant of indemnification rights to other employees or agents of IFL or other persons serving IFL and such rights may be equivalent to, or greater or less than, those set forth in Article Eighth.

Article V, Section 1 of IFL’s by-laws provides that IFL shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of IFL, or is or was serving at the request of IFL as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such.  In accordance with these provisions, we maintain liability insurance for the benefit of our officers and directors.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of IFL’s certificate of incorporation eliminates a director’s personal liability for monetary damages to IFL and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to IFL or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, the unlawful payment of dividends, the unlawful repurchase or redemption of stock or an improper personal benefit.

ITEM 15.         RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, we have issued unregistered securities to a limited number of persons, as described below.

Shares Issued in Connection with the Merger

On November 29, 2006, the stockholders of Old IFL surrendered all of the issued and outstanding shares of common stock of Old IFL and received an aggregate of 30,872,101 shares of our common stock. For each share of Old IFL common stock, the holder thereof received 1.032373 shares of our common stock. Our pre-Merger stockholders retained 1,624,847 shares of common stock following the reverse stock split and the Merger.

As part of the Merger, in exchange for options to purchase 1,865,000 shares of Old IFL common stock, we issued to the holders thereof options to purchase an aggregate of 1,925,376 shares of our common stock under the 2006 Equity Incentive Plan having substantially the same terms and conditions as the Old IFL options.

Shares Issued to Mr. Kurtz Upon Conversion of Indebtedness

Mr. Kurtz converted $651,000 of the amount of indebtedness outstanding under the promissory note previously issued to Mr. Kurtz by Paligent into 1,627,500 shares of our common stock immediately following the Merger at the rate of $0.40 per share.

December 2006 Private Placement

On December 22, 2006, we entered into a securities purchase agreement with a number of institutional and individual accredited investors to sell an aggregate of 19,376,000 shares of common stock at a price of $1.25 per share, or $24,220,000 in the aggregate. We closed the sale of the shares on December 28, 2006.

In connection with the December 2006 private placement, we became obligated to issue to the placement agent, as partial compensation for its services in connection with the December 2006 private placement, a warrant to purchase up to 581,280 shares of common stock at an exercise price of $1.25 per share. The warrant will be exercisable at any time prior to fifth anniversary of the date of issuance of the warrant.

None of the above transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

ITEM 16.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)          Exhibits. The following exhibits are included herein.

Exhibit Number	Description
2.1

Agreement and Plan of Merger by and among Paligent Inc., IFL Corp., and International Fight League, Inc., dated as of August 25, 2006 (incorporated by reference to Annex A to the Registrant’s amended Schedule 14A filed on October 31, 2006).

3.1

Amended and Restated Certificate of Incorporation of Paligent Inc. (f/k/a HeavenlyDoor.com, Inc.), filed with the Secretary of State of Delaware on June 26, 2000 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-45168) filed on September 5, 2000).

3.2

Certificate of Ownership and Merger of Paligent Inc. into HeavenlyDoor.com, Inc., filed with the Secretary of State of Delaware on December 28, 2000, to be effective as of December 31, 2000 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2000, filed on April 2, 2001).

3.3

Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to effect the reverse stock split (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on December 5, 2006).

3.4

Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to change the Registrant’s name to “International Fight League, Inc.” (incorporated by reference to Exhibit 3.4 to the Registrant’s Form 8-K filed on December 5, 2006)

3.5	By-laws (originally adopted by Paligent Inc.) (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 33-57188))
5.1	Opinion of Lowenstein Sandler PC
10.1	1997 Unit Purchase Options (originally issued by Procept, Inc.) held by a Schedule of Holders (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on March 31, 1999).
10.2	1998 Equity Incentive Plan, as amended through June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 1999, filed on August 16, 1999).
10.3

Executive Employment Agreement dated as of May 25, 2000, as amended February 9, 2001, between the Company and Salvatore A. Bucci (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2000, filed on April 2, 2001)

10.4	Promissory Note by and between Paligent, Inc. and Richard Kurtz dated October 8, 2003 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on December 5, 2006).

10.5

Promissory Note by and between International Fight League, Inc. and Richard Kurtz dated August 1, 2006 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed on December 5, 2006).

10.6	2006 Equity Incentive Plan (incorporated by reference to Annex C to the Registrant’s amended Schedule 14A filed on October 31, 2006).
10.7

Agreement of Lease by and between 424 West 33rd Street LLC and International Fight League, Inc. dated as of September 1, 2006 (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K filed on December 5, 2006).

10.8	Securities Purchase Agreement, dated December 22, 2006 between International Fight League, Inc. and the investors party thereto
10.9	Registration Rights Agreement, dated December 22, 2006 between International Fight League, Inc. and the stockholders party thereto
10.10†	Letter of Intent, dated January 15, 2007, between International Fight League, Inc., Fox Cable Networks, Inc. and MyNetworkTV, Inc.
23.1	Consent of Rothstein, Kass & Company, P.C., Independent Registered Public Accounting Firm
23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6 to this registration statement on Form S-1)

†                    Confidential treatment has been requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. The omitted portions of this agreement have been separately filed with the Commission.

ITEM 17.         UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of February, 2007.

INTERNATIONAL FIGHT LEAGUE, INC.
By:	/s/ Gareb Shamus
Gareb Shamus
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gareb Shamus, Salvatore A. Bucci and Jonathan Rosan, and each of them, as his true and lawful attorney-in-law and agent, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gareb Shamus	Chairman of the Board of Directors, Chief	February 12, 2007
Gareb Shamus	Executive Officer, and President
(Principal Executive Officer)
/s/ Kurt Otto	Vice Chairman of the Board of Directors	February 12, 2007
Kurt Otto	and Commissioner
/s/ Salvatore A. Bucci	Director, Chief Financial Officer, Executive	February 12, 2007
Salvatore A. Bucci	Vice President and Treasurer
(Principal Financial and Accounting Officer)
/s/ Richard J. Kurtz	Director	February 12, 2007
Richard J. Kurtz

/s/ Michael Molnar	Director	February 12, 2007
Michael Molnar

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger by and among Paligent Inc., IFL Corp., and International Fight League, Inc., dated as of August 25, 2006 (incorporated by reference to Annex A to the Registrant’s amended Schedule 14A filed on October 31, 2006).

3.1

Amended and Restated Certificate of Incorporation of Paligent Inc. (f/k/a HeavenlyDoor.com, Inc.), filed with the Secretary of State of Delaware on June 26, 2000 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-45168) filed on September 5, 2000).

3.2

Certificate of Ownership and Merger of Paligent Inc. into HeavenlyDoor.com, Inc., filed with the Secretary of State of Delaware on December 28, 2000, to be effective as of December 31, 2000 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2000, filed on April 2, 2001).

3.3

Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to effect the reverse stock split (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on December 5, 2006).

3.4

Certificate of Amendment to Certificate of Incorporation of Paligent Inc. filed with the Secretary of State of the State of Delaware on November 28, 2006, to be effective as of November 29, 2006 to change the Registrant’s name to “International Fight League, Inc.” (incorporated by reference to Exhibit 3.4 to the Registrant’s Form 8-K filed on December 5, 2006)

3.5	By-laws (originally adopted by Paligent Inc.) (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 33-57188))
5.1	Opinion of Lowenstein Sandler PC
10.1	1997 Unit Purchase Options (originally issued by Procept, Inc.) held by a Schedule of Holders (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on March 31, 1999).
10.2	1998 Equity Incentive Plan, as amended through June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 1999, filed on August 16, 1999).
10.3

Executive Employment Agreement dated as of May 25, 2000, as amended February 9, 2001, between the Company and Salvatore A. Bucci (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2000, filed on April 2, 2001)

10.4	Promissory Note by and between Paligent, Inc. and Richard Kurtz dated October 8, 2003 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on December 5, 2006).
10.5

Promissory Note by and between International Fight League, Inc. and Richard Kurtz dated August 1, 2006 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed on December 5, 2006).

10.6	2006 Equity Incentive Plan (incorporated by reference to Annex C to the Registrant’s amended Schedule 14A filed on October 31, 2006).
10.7

Agreement of Lease by and between 424 West 33rd Street LLC and International Fight League, Inc. dated as of September 1, 2006 (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K filed on December 5, 2006).

10.8	Securities Purchase Agreement, dated December 22, 2006 between International Fight League, Inc. and the investors party thereto
10.9	Registration Rights Agreement, dated December 22, 2006 between International Fight League, Inc. and the stockholders party thereto
10.10†	Letter of Intent, dated January 15, 2007, between International Fight League, Inc., Fox Cable Networks, Inc. and MyNetworkTV, Inc.

23.1	Consent of Rothstein, Kass & Company, P.C., Independent Registered Public Accounting Firm
23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6 to this registration statement on Form S-1)

†                    Confidential treatment has been requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. The omitted portions of this agreement have been separately filed with the Commission.